Exhibit 4.72
Investment and Shareholders Agreement
Execution Copy
September 24, 2008
SEED MUSIC GROUP LIMITED
THE INVESTOR
HURRAY ! MUSIC HOLDING CO., LTD.
THE SHAREHOLDERS OF SEED MUSIC GROUP LIMITED
NAMED IN PART A OF SCHEDULE 1

INVESTMENT AND SHAREHOLDERS’
AGREEMENT

Investment and Shareholders Agreement
Execution Copy

Investment and Shareholders Agreement
Execution Copy

Investment and Shareholders Agreement
Execution Copy
THIS AGREEMENT is made on September 24, 2008
Between:
(1)
SEED MUSIC GROUP LIMITED, a company incorporated under the laws of the British Virgin Islands, whose registered office is at P.O. Box 3321, Drake Chambers, Road Town, Tortola, British Virgin Islands (the Company);

(2)	SEED MUSIC CO., LTD (), a limited liability company organized under the laws of Taiwan, wholly owned by the Company;
(3)	DONGYI MUSIC LIMITED () , a limited liability company organized under the laws of Taiwan, wholly owned by SEED MUSIC CO., LTD;
(4)	PROFITA PUBLISHING LIMITED () , a limited liability company organized under the laws of Taiwan, wholly owned by the Company;
(5)
LEGUAN SEED (BEIJING) CULTURE CONSULTING CO. LTD. (), a limited liability company organized under the laws of the People’s Republic of China, wholly owned by SEED MUSIC CO., LTD (together with SEED MUSIC CO., LTD, DONGYI MUSIC LIMITED and PROFITA PUBLISHING LIMITED), the Company Subs);

(6)
HURRAY! HOLDING CO., LTD., a company duly organised and existing under the laws of the Cayman Islands, whose registered office is at Codan Trust Company (Cayman) Limited, Century Yard, Cricket Square, Hutchins Drive, P.O. Box 2681GT, Georgia Town, Grand Cayman, Cayman Islands (the “Hurray! Holding ”);

(7)
HURRAY! MUSIC HOLDING CO., LTD., a company duly organised and existing under the laws of the Cayman Islands, whose registered office is at Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111 (the Investor);

(8)	HURRAY ! DIGITAL MEDIA TECHNOLOGY CO., LTD, () , a wholly owned subsidiary of HURRAY! HOLDING CO., LTD. organized under the laws of the People’s Republic of China (“Hurray ! Digital Media”); and
(9)	the persons whose names and addresses are set out in Part A of Schedule 1 (together with any person signing a Deed of Adherence as a Shareholder, the Shareholders and each a Shareholder).

Investment and Shareholders Agreement
Execution Copy
Whereas:
(A) The Company is a limited liability company established with the sole purpose of holding Equity Securities (as defined below) in the Company Subs;
(B) Huang, Tien-Zan has agreed to sell and the Investor has agreed to purchase the Sale Shares on the terms and subject to the conditions set out in this Agreement;
(C) The Company has agreed to grant the Investor an option to subscribe for the Subscription Shares, on the terms and subject to the conditions set out in this Agreement; and
(D) This Agreement sets out the rights and obligations of the parties in relation to the Investor’s investment in the Company and contains provisions governing the future affairs of the Company that the Investor and the Shareholders have agreed to implement.
It is agreed as follows:
1. Interpretation
Definitions
1.1 In this Agreement:
Affiliate means in relation to any party, any subsidiary undertaking or parent undertaking (as defined in Clause 1.5(i) below) of that party and any subsidiary undertaking of any such parent undertaking and also in the case of a natural person, any Relative in each case from time to time;
Agreement means this agreement together with its schedules and annexures;
Articles means the Company’s articles of association as at the date of this Agreement, the Restated Articles (when adopted at Completion) and thereafter as amended from time to time (and Article shall be construed accordingly);
Assets means the assets included in the Last Accounts or acquired by any Group Member since the Last Accounts Date and all other assets used or employed by any Group Member;
Big 4 Accounting Firm means any of KPMG, PricewaterhouseCoopers, Deloitte Touche Tohmatsu and Ernst & Young;
Board means the board of directors of the Company;
Business means any music and music related business ;
Business Day means a day (other than a Saturday) on which banks generally are open in the PRC and London for the transaction of normal banking business;
Business IP means the material Owned IP and all other material registered and unregistered Intellectual Property Rights used by the Group.

Investment and Shareholders Agreement
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Call Option shall have the meaning given in Clause 2.9.
Capital Expenditure means any expenditure for acquisition of fixed assets and/or intangible assets (in each case, as such terms are defined by USGAAP);
Chairman means the chairman of the Board from time to time;
Claim means any claim for breach of Warranty or under the Indemnities;
company includes any body corporate, wherever incorporated;
Completion means the payments of US$1,907,400 of the Consideration and US$600,038.4 of the Subscription Price by the Investor, and the delivery of the Sale Shares and the Subscription Shares by Huang, Tien-Zan and the Company respectively in accordance with Clause 3;
Completion Date means the date of the Completion, which shall be the fifth Business Day after the date of receipt of a notice from Huang, Tien-Zan and the Company to the Investor that all conditions have been fulfilled or satisfied or waived in accordance with Clause3.3(b)-3.3(l), or such date as the parties may agree on otherwise;
Conditions Precedent means the conditions specified in Clause 5;
Confidential Information shall have the meaning given in Clause 13.1;
Connected Party includes:
(i)	a Director (or any connected person of a Director) of a Shareholder (or any member of a Shareholder’s group); and

(ii)	any Group Member.
Consideration has the meaning set out in Clause 2.3;
Contracts means all contracts, engagements, licences, guarantees and other commitments relating to the Business;
Control shall have the meaning implied by Clause 1.5(i);
Cut-Off Date has the meaning given to such term in Clause 5.3;
Deed of Adherence means a deed, substantially in the form set out in Schedule 3 or in such other form as shall be approved by the Investor, to be executed by any person who becomes the holder of any Shares;
Dilution Instrument has the meaning set out in Clause 14.6;
Directors means the directors of the Company from time to time;
Disclosure Letter means the letter from the Company to the Investor in the Agreed Form, executed and delivered immediately before the signing of this Agreement;

Investment and Shareholders Agreement
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Encumbrance means any interest or equity of any person (including any right to acquire, option or right of pre-emption or conversion or beneficial ownership) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement, or any agreement to create any of the above, and includes the right of the Company to call for the purchase of Shares pursuant to the Vesting Agreement;
Equity Securities means, with respect to any Person, such Person’s capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests (including, without limitation, in the case of the Company, Ordinary Shares) or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests (whether or not such derivative securities are issued by such Person);
ESOP means any share option plan of the Company;
Financial Year means the twelve-month period commencing on the date of July 1 in each year. By way of clarification, but not limitation, Financial Year 2008 shall mean the year from July 1, 2008 to June 30, 2009;
Forward P/E has the meaning set out in Clause 2.14.
Fully Diluted Basis means calculated on the assumption that all Shares capable of being issued on the exercise of all conversion rights, options, warrants and any other contractual rights have been issued, irrespective of whether or not such rights are then exercisable;
Governmental Authorities means any public, regulatory or governmental agency or authority which has jurisdiction over any Group Company, its assets, business or any other aspect of such Group Company’s existence, registration, organisation, business or operations, or the transactions contemplated by this Agreement;
Group means the Company and the Subsidiaries;
Group Member means any member of the Group;
Hurray! Holding means Hurray Holding Co., Ltd.;
Indebtedness as applied to any Person, means, without duplication, (a) all indebtedness for borrowed money (excluding deposits of customers or other monies held on behalf of customers), (b) all obligations evidenced by a note, bond, debenture, letter of credit or similar instrument, (c) all guarantees or Encumbrances of any nature extended by such Person with respect to Indebtedness of any other Person, other than in each case set out under (a), (b) and (c) herein by a wholly-owned Group Member to another wholly-owned Group Member;
Intellectual Property Rights means patents, trade marks, service marks, logos, get-up, trade names, internet domain names, rights in designs, copyright (including rights in computer software) and moral rights, database rights, semi-conductor topography rights, utility models, rights in know-how and other intellectual property rights, in each case whether registered or unregistered, and all rights or forms of protection having equivalent or similar effect anywhere in the world and registered includes registrations and applications for registration;

Investment and Shareholders Agreement
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Investor Consent shall mean the prior written consent of the Investor;
Investor Director means a Director appointed by the Investor pursuant to Clause 11.3 or his or her alternate;
IT Systems means the information and communications technologies including hardware, proprietary and third party software, services, networks, peripherals and associated documentation;
Key Personnel means those persons listed in Schedule 5;
Last Accounts Date means June 30, 2008;
Law includes all statutes, enactments, acts of legislative or parliament, laws, ordinances, rules, bye-laws, regulations, notifications, guidelines policies, directions, directives and orders of any Government, statutory authority, tribunal, board, court or recognised stock exchange and, if applicable, international treaties and regulations;
Leased Property means properties subject to Leases;
Leases means the leases referred to in the Disclosure Letter;
Listing means admission of the Ordinary Shares to listing or trading on an internationally recognised securities exchange or market, and pursuant to which the Investor sells all of the Shares then held by it;
Losses means all losses, liabilities (whether actual or contingent), claims, costs (including reasonable legal costs) and damages (whether direct, indirect, general or special) and expenses (including taxation), penalties and interest charges, in each case of any nature whatsoever;
Material Adverse Change means any event, circumstances, effect, occurrence or state of affairs or any combination thereof which is, or is reasonably likely to be, materially adverse to the business, operations, assets, liabilities (including contingent liabilities), properties, business or financial condition, results or prospects of the Company or any member of its Group so as to materially prejudice the Company and the Group from carrying on its business and operations in the manner and to the extent carried on by it at the date of this Agreement;
Material Contracts has the meaning set out in Section 9(a) of Schedule 2;
Material Assets are the artists who are bound by the artist contracts with the Company, the intellectual property rights and fixed assets owned by the Company or the Company Subs as set out in Part E of Schedule 1;
Memorandum means the Company’s memorandum of association as at the date of this Agreement, in the Agreed Form to be adopted at Completion or as amended from time to time;

Investment and Shareholders Agreement
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Net Profit means the difference between total sales and total costs, expenses and taxes computed in accordance with US GAAP, which is based on the financial statements audited by a Big 4 Accounting Firm;
Ordinary Shares means the ordinary shares with par value of US$1.00 each in the capital of the Company having the rights set out in the Articles;
Owned IP means the material registered and material unregistered Intellectual Property Rights owned by the Group Members. The registered Owned IP is listed in the Disclosure Letter;
Parties means the parties to this Agreement together with such persons as become bound by the terms of this Agreement pursuant to a Deed of Adherence from time to time (and party shall be construed accordingly);
Person(s) means any individual, sole proprietorship, unincorporated association, unincorporated organization, body corporate, corporation, company, partnership, limited liability company, joint venture, Government authority or trust or any other entity or organization;
PRC means the People’s Republic of China excluding the Hong Kong Special Administration Region, the Macau Special Administrative Region and Taiwan;
Put Option shall have the meaning given in Clause 2.13;
Relative means a parent, spouse, de facto spouse, child under the age of 18 or step-child under the age of 18;
Remaining Shareholders means Tien, Ting-Feng () , and Huang, Tien-Zan () ;
Reorganisation means every issue by way of capitalisation of profits or reserves and every issue by way of rights or bonus and every consolidation or sub-division or reduction of capital, buy-back of securities or capital distribution or other reconstruction or adjustment relating to the equity share capital of the Company or any Group Member and any amalgamation or reconstruction affecting the equity share capital of the Company or any Group Member;
Restated Articles means the articles of association of the Company and where relevant of a Subsidiary in the Agreed Form to be adopted at Completion pursuant to Clause 3.3(c)(v);
Sale means a sale of the entire issued share capital of the Company;
Sale Shares means the Ordinary Shares to be sold by Huang, Tien-Zan and purchased by the Investor pursuant to Clause 2.1, which represent 55.0% of the issued share capital of the Company at Completion, on a Fully Diluted Basis;
Schedules means the schedules to this Agreement;

Investment and Shareholders Agreement
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Security Interest means any mortgage, pledge, lien, hypothecation, charge, assignment or deposit by way of security or any other arrangement having the effect of providing or giving security or preferential ranking to a creditor (including set off, defeasance or reciprocal fee arrangements in each case if entered into as a means of raising finance, or title retention arrangements which do not arise in the ordinary course of trade);
Service Agreement means the service agreement to be entered into at Completion between each of the Key Personnel and the Company or other relevant Group Member substantially in the form set out in Schedule 4, together with such terms as the Key Personnel, the Company or other relevant Group Member and the Investor may agree, which will be consistent with the Key Personnel’s current terms as to salary and other benefits;
Shareholding Proportion means in relation to any Shareholder and at any given time, that proportion of the issued Ordinary Shares of the Company which is represented by the Shares held by such Shareholder;
Shares means any shares for the time being in the capital of the Company;
Shareholder’s Group shall mean a Shareholder and (a) any subsidiary undertaking from time to time; and (b) the ultimate holding company of the Shareholder from time to time; and (c) every other person which is a subsidiary undertaking of the same ultimate holding company from time to time;
Significant Transaction means a merger with or an acquisition of or by another Person resulting in a change of control of the Company;
Social Insurance Contributions means pension, housing fund, medical insurance, unemployment insurance, workers’ injury insurance, maternity insurance and all other social insurance dues imposed by the Government Authorities, including any interest, fines, penalties or additions that may become payable in respect of such contributions;
Software means the systems and/or applications computer programs developed and in which all rights and interests (including copyright) are owned by the Group Members in machine-readable object code and source code as specified in the Disclosure Letter;
Subscription Shares has the meaning given in Clause 2.3.;
Subsidiaries means the Subsidiaries of the Company as at the date hereof whose details are set out in Part D of Schedule 1 and any other company which is a Subsidiary Undertaking of the Company from time to time;
Subsidiary Undertakings has the meaning given in Clause 1.5(i);
Target Net Profit has the meaning given in Clause 2.9;
Tax or Taxation means corporate tax, income tax, value added tax, capital gain tax, comprehensive land tax, property tax, acquisition tax, registration tax, license tax, customs and all other taxes imposed by the Government Authorities, including any surtax, interest, fines, penalties or additions to tax that may become payable in respect of such taxes;

Investment and Shareholders Agreement
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Third Party Purchaser means, in respect of Clause 22.2, any purchaser of Shares who is not a party to this Agreement;
Transaction Documents means this Agreement and the Service Agreements;
undertaking means a body corporate or partnership or an unincorporated association carrying on trade or a business with or without a view to profit (and, in relation to an undertaking which is not a company, expressions in this Agreement appropriate to companies shall be construed as references to the corresponding persons, officers, documents or organs (as the case may be) appropriate to undertakings of that description);
US GAAP means the accounting principles generally accepted in the United States of America;
US$ means the United States Dollars, the lawful currency of the United States of America;
Warranties means the representations and warranties set out in Schedule 2, and Warranty means any one of them;
Working Hours means 9.30am to 5.30pm in the relevant location on a Business Day;
1.2 The headings in this Agreement are inserted for ease of reference only and do not affect its construction or interpretation.
1.3 A reference to a document in this Agreement in the form agreed by all the parties to this Agreement is to a document agreed by the initial parties and initialled by them or on their behalf for identification purposes.
1.4 References in this Agreement to statutory provisions shall (where the context so admits and unless otherwise expressly provided) be construed as references to those provisions as amended, consolidated, extended or re-enacted from time to time (whether before or after the date of this Agreement).
1.5 In this Agreement:
(a)	words denoting the singular shall include the plural and vice versa;

(b)	words denoting one gender shall include each gender and all genders;

(c)
references to persons shall be deemed to include references to natural persons, to firms, to partnerships, to bodies corporate, to associations, to organisations and to trusts (in each case whether or not having separate legal personality), but references to individuals shall be deemed to be references to natural persons only;

(d)	references to Clauses and schedules are references to Clauses and schedules of this Agreement;

Investment and Shareholders Agreement
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(e)	references to paragraphs are, unless otherwise expressly provided, references to paragraphs of the schedule in which the references appear;

(f)	references to the parties include their respective successors in title, permitted assignees, estates and legal personal representatives;

(g)	words defined in the Articles but not herein defined shall have the same meaning as in the Articles;

(h)	where the word including is used it shall be deemed to read “including without limitation” and

(i)	an undertaking is a subsidiary undertaking of another undertaking (its parent undertaking) if that other undertaking, directly or indirectly, through one or more subsidiary undertakings:
(i)	holds a majority of the voting rights in it; or
(ii)	is a member or shareholder of it and has the right to appoint or remove a majority of its board of directors or other equivalent managing body; or
(iii)	has a right to exercise a dominant influence over it:
(A)	by virtue of provisions contained in its memorandum or articles or equivalent constitutional documents; or
(B)	by virtue of a contract with that undertaking or other members or shareholders of that undertaking;
(iv)	is a member or shareholder of it and controls alone, or pursuant to an agreement with other shareholders or members, a majority of the voting rights in it;
1.6 The Schedules shall be deemed to be incorporated in this Agreement.
1.7 Unless otherwise expressly provided, all representations, warranties, indemnities, covenants, agreements, undertakings and obligations made or given or entered into by more than one person in this Agreement are made or given or entered into jointly and severally.
1.8 Expressions in this Agreement that are appropriate to companies shall be construed, in relation to an undertaking that is not a company, as references to the corresponding persons, officers, documents or organs, as the case may be, appropriate to undertakings of that nature.
2. Agreement to Purchase Shares
Immediately prior to the Completion, the authorized capital shares of the Company will consist of 50,000 Ordinary Shares of the Company, with par value US$1 per share (the “Ordinary Shares”), of which 50,000 are issued and outstanding as set out in Part B of Schedule 1. The Ordinary Shares shall have the rights, preferences, privileges and restrictions set forth in the Amended Articles.

Investment and Shareholders Agreement
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Purchase of Shares
2.1 Subject to satisfaction of or waiver of the Conditions Precedent, at Completion Huang, Tien-Zan shall sell, and the Investor shall purchase, the Sale Shares, totalling 27,500 shares, on the terms set out in this Agreement with all rights then attaching to them including the right to receive all distributions and dividends declared, paid or made in respect of the Sale Shares after Completion.
2.2 The Sale Shares shall be sold free from all Encumbrances and ownership in them shall (except as otherwise set out in this Agreement) pass to the Investor with effect from Completion.
Consideration
2.3 At Completion, subject to the further adjustment set forth in the Clause 2.10, the Investor shall pay to Huang, Tien-Zan US$2,244,000 (the Consideration).
2.4 At Completion, US$1,907,400 of the Consideration shall be paid by wire transfer of immediately available U.S. dollar funds to the designated account; and within 30 business days after the Completion, US$336,600 of the Consideration, shall be injected into the escrow account (the “Escrow Account”) opened with a bank or other place to be agreed between the parties (the “Escrow Agent”). The final amount released to Huang, Tien-Zan shall be subject to adjustments set forth in Clause 2.10. In the event any money shall be released from the Escrow Account to Huang, Tien-Zan , the escrow fee shall be born by the Investor and Huang, Tien-Zan equally.
Issuance of Shares
2.5 At the Completion, subject to the further adjustment set forth in the Clause 2.11, the Company shall issue and sell, and the Investor shall subscribe 7,813 shares (the “Subscription Shares”) which shall constitute 13.5143 percent of the Company’s issued shares for a total amount of US$750,048 (the “Subscription Price”). And, together with the Sale Shares purchased from Selling Shareholder, the Investor shall own 35,313 shares out of the Company’s issued 57,813 shares, constituting 61.08 percent (the “Post-Completion Investor’s Shares Percentage”) of the Company’s issued shares.
2.6 At Completion, US$600,038.4 of the Subscription Price shall be paid by wire transfer of immediately available U.S. dollar funds to the designated account of the company; and within 30 business days after the Completion, US$150,009.6 of the Subscription Price shall be injected into the escrow account (the “Escrow Account”) opened with a bank or other place to be agreed between the parties (the “Escrow Agent”). The final amount released to the Company shall be subject to adjustments set forth in Clause 2.10. In the event any money shall be released from the Escrow Account to the Company, the escrow fee shall be born by the Investor and the Company equally.

Investment and Shareholders Agreement
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2.7 In addition to the issuance of the Subscription Shares, Tien, Ting-Feng shall deposit 10,937 shares into an account maintained by an escrow agent to be agreed between the parties pending the Completion (the “Deposit Shares”). The escrow agent shall hold the amount of the Deposit Shares on trust for Investor upon Investor’s instructions. All or part of the Deposit Shares shall be transferred to the Investor or be withdrawn by Tien, Ting-Feng according to the Valuation Adjustment as set forth in Clause 2.10 of this Agreement.
Loan
2.8 Huang, Tien-Zan and the Investor mutually agree that the loan in the amount up to US$300,000 extended by Huang, Tien-Zan to the Company and any interest calculated on an annual interest rate of 5 percent incurred herefrom shall be paid off by the Company at the end of the relevant Financial Year if, (i) in the Financial Year 2008, the Net Profit of the Company achieves US$600,000 or, (ii) the cumulative Net Profit of the Company in the Financial Year 2008 and 2009 exceeds US$600,000.
Notwithstanding the above, the above-mentioned loan and accrued interests shall be fully paid off by the Company at the end of the Financial Year 2010, regardless of the Net Profit of the Company in the Financial Year 2008, 2009, and 2010.
Valuation Adjustment
2.9 Huang, Tien-Zan, Tien, Ting-Feng and the Company guarantee that the Net Profit of the Company in Financial Year 2008 shall be no less than US$600,000 (the “Target Net Profit”), according to an audited financial statements issued by a Big 4 Accounting Firm, excluding any revenue not arising from the ordinary course of business (the “Occasional Revenue”). The Pre-money Valuation shall be equal to eight (8) times the Target Net Profit, but no more than US$4,800,000. The growth of the Net Profit of the Company on a year-to-year basis in Financial Year 2009, shall be no less than 50 percent, and the Net Profit shall be no less than US$900,000 in Adjustment Period of Financial Year 2009 according to an audited report prepared by a Big 4 Accounting Firm in accordance with USGAAP (the “2009 Target Growth”).
2.10 The Parties shall make further adjustments as set out below after Completion, according to calculations based on the actual Net Profit for Financial Year 2008 (the “Actual Net Profit”) and Financial Year 2009 (the Valuation Adjustment).
For purpose of this Agreement, the Net Profit and the Actual Net Profit excludes any Occasional Revenue of the Company.
(a)
If the Actual Net Profit for Financial Year 2008 is no less than US$800,000, the Consideration shall be adjusted from US$2,244,000 to US$2,992,000. The amount of Subscription Shares shall be adjusted from 7,813 shares to 7,026 shares. The Valuation Adjustment will be carried out within 2 months after the issuance of an audited report prepared by a Big 4 Accounting Firm in accordance with USGAAP and shall be effected by the payment of US$748,000 to Huang, Tien-Zan by the Investor and the transfer of 787 shares from and by the Investor to Tien, Ting-Feng.

Investment and Shareholders Agreement
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The Investor will hold 34,526 shares, which shall constitute 59.72% of the Company’s Shares after the Valuation Adjustment has been completed.
(b)
If the Actual Net Profit of Financial Year 2008 is equal to or more than US$600,000, and less than US$800,000, the Consideration shall be adjusted in accordance with the following formula (“Formula I”):

Adjusted Pre-money Valuation = Actual Net Profit X 8;
Adjusted Consideration = Adjusted Pre-money Valuation X 55% X 85%; and, the Subscription Shares shall be adjusted in according with the following formula (“Formula II”):
Adjusted Post-money Valuation = Adjusted Pre-money Valuation + Subscription Price (US$750,048);
Adjusted Post-Completion Investor’s Shares Percentage = (Adjusted Consideration/0.85 + Subscription Price) / Adjusted Post-money Valuation;
Adjusted Subscription Shares = 57,813 X Adjusted Post-Completion Investor’s Shares Percentage;
The Valuation Adjustment will be carried out within 2 months after the issuance of an audited report prepared by a Big 4 Accounting Firm in accordance with USGAAP and shall be effected by the payment of the balance of the Adjusted Consideration less US$2,244,000 to Huang, Tien-Zan by the Investor and the transfer of the balance of 35,313 shares less Adjusted Subscription Shares by the Investor to Tien, Ting-Feng.
(c)
If the Actual Net Profit of Financial Year 2008 is equal to or more than US$400,000, but less than US$600,000, the Consideration shall be determined in accordance with Formula I and the Subscription Shares shall be determined in accordance with Formula II.

The Valuation Adjustment will be carried out within 2 months after the issuance of an audited report prepared by a Big 4 Accounting Firm in accordance with USGAAP and shall be effected by either (i) the payment of the balance of US$2,244,000 less the Adjusted Consideration by Tien, Ting-Feng to the Investor and the transfer of the balance of the Adjusted Subscription Shares less 35,313 shares to the Investor by Tien, Ting-Feng, or (ii) the payment of the balance of US$2,244,000 less the Adjusted Consideration by Tien, Ting-Feng to the Investor to reflect the Adjusted Consideration, AND a combination, at the Investor’s sole discretion, of a payment by the Company and a transfer of shares by Tien, Ting-Feng to the Investor to reflect the Adjusted Pre-money Valuation and the Adjusted Post-money Valuation.

Investment and Shareholders Agreement
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(d)
If the Actual Net Profit of Financial Year 2008 is less than US$400,000, the Consideration shall be determined in accordance with Formula I. The Subscription Shares shall be adjusted in accordance with Formula II. In addition, whereas the Parties agree that the Investor shall pay for the Sale Shares by US$1,496,000 as the minimum payment, which is higher than the due Adjusted Consideration calculated from Formula I, Tien, Ting-Feng will compensate the Investor by transferring a certain number of shares (Compensation Shares), calculated as below:

Compensation Consideration = US$1,496,000 – Adjusted Pre-money Valuation X 85% X 55%
Compensation Shares = 57,813 X Compensation Consideration / Adjusted Post-money Valuation
The Valuation Adjustment shall be effected by either (i) the payment of US$748,000 to the Investor by Tien, Ting-Feng, and the transfer of the Compensation Shares and the balance of the Adjusted Subscription Shares less 35,313 shares to the Investor by Tien, Ting-Feng, or (ii) the payment of US$748,000 to the Investor by Tien, Ting-Feng, AND a combination, at the Investor’s sole discretion, of a payment by the Company and a transfer of shares by Tien, Ting-Feng to the Investor to reflect the Adjusted Pre-money Valuation and the Adjusted Post-money Valuation.
However, notwithstanding the foregoing, the shareholding percentage of the Investor after the Valuation Adjustment will not exceed 80.0%.
(e)
In the event the Company suffers loss in Financial Year 2008, the valuation of the Company shall be subject to adjustment in accordance with the Clause 2.10(d), and Tien, Ting-Feng shall compensate the Company in such an amount to at least cover the loss of the Company in such Financial Year so that the Company’s Net Profit shall be a positive number.

(f)
If the growth of the Net Profit of the Company in Financial Year 2009 is less than 50 percent, or the Actual Net Profit of Financial Year 2009 is less than US$900,000, Tien, Ting-Feng shall compensate the Company so that the Company’s Net Profit in Financial Year 2009 shall reach US$900,000 and the growth of the Net Profit of the Company shall be at least 50 percent (the “Compensation Payment”). The Compensation Payment may be paid in the form of dividends of the Shares held by Tien, Ting-Feng or by Tien, Ting-Feng transferring a certain amount of Shares to the Investor. Unless the Compensation Payment has been paid off, any or all of the dividends received by Tien, Ting-Feng or all of the consideration from the share transfer (if any) shall be automatically paid in preference to the Investor as the Compensation Payment.

The balance payment as contemplated under the Clause 2.10 (c), 2.10 (d), 2.10 (e) and 2.10 (f) shall be paid off by Tien, Ting-Feng within 5 years after the date such Valuation Adjustment is determined. The Balance Payment may be paid in the form of dividends of the Shares held by Tien, Ting-Feng or by Tien, Ting-Feng transferring a certain amount of Shares to the Investor. Unless the Balance Payment has been paid off, any or all of the dividends received by Tien, Ting-Feng or all of the consideration from the share transfer (if any) shall be automatically paid in preference to the Investor as the Balance Payment.

Investment and Shareholders Agreement
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Call Option of the Investor
2.11 Tien, Ting-Feng hereby grants to the Investor an option, that the Investor may, at its option, upon written notice to the Company to subscribe for all or part of the Shares held by Tien, Ting-Feng (the “Call Option to TTF”) over the 36-month period commencing on January 1, 2010 at the Call Option Subscription Price to TTF defined below, subject to appropriate adjustments for stock splits, stock dividends, recapitalization and the like. The Call Option Subscription Price to TTF for each share shall be calculated based on the Company’s valuation equal to the audited net profit of the Company in the past twelve months before the date of exercise of Call Option to TTF multiplied by seventy percent (70%) of the Forward P/E of Hurray! Holding (as defined below). The Call Option Subscription Price to TTF shall be paid in cash. In the event that the audited net profit of the Company in the past twelve months before the date of exercise of the Call Option is less than US$400,000, the Company’s valuation for the purpose of calculating the Call Option Subscription Price shall equal US$400,000 multiplied by seventy percent (70%) of the Forward P/E of Hurray! Holding.
For the purpose of Clause 2.11, the Forward P/E shall mean the average Forward P/E issued by reputable Wall Street investment banks, which shall be calculated based on the average annual profit per share of Hurray! Holding. Notwithstanding the forgoing, seventy percent (70%) of the Forward P/E shall be no less than eight (8), nor shall be more than eleven (11).
2.12 Huang, Tien-Zan hereby grant to the Investor an option, that the Investor may, at its option, upon written notice to the Company to subscribe for all or part of the remaining shares other than the Subscription Shares held by Huang, Tien-Zan (the Call Option to HTZ) over the period between the Completion Date and June 30, 2010 at the Call Option Subscription Price to HTZ defined below, subject to appropriate adjustments for stock splits, stock dividends, recapitalization and the like. The Call Option Subscription Price to HTZ for each share shall be: 1) in the event the Investor exercises the Call Option to HTZ before the execution date of the Valuation Adjustment, $81.6 per share; and, 2) in the event the Investor exercises its Call Option to HTZ after the execution date of the Valuation Adjustment, equal to a price calculated based on the Company’s Adjusted Post-Money-Valuation. The Call Option Subscription Price to HTZ shall be paid in cash.
Put Option of Tien, Ting-Feng and Huang Tien-Zan
2.13 Subject to the conditions as set forth in this Clause 2.13, Tien, Ting-Feng and Huang Tien-Zan shall be entitled to request the Company to repurchase their shares in such terms as follows (the Put Option):
(a)
In the event that the Net Profit of the Company in Financial Year 2008 is no less than US$600,000, and Tien, Ting-Feng retains its current status as an employee, consultant, advisor or director of the Company until June 30, 2010 (“Continuous Service”), then, within 120 days from the date on which the financial statements are provided to Tien, Ting-Feng, Tien Ting-Feng shall be entitled to request the Company to repurchase his shares up to the number of shares such that Tien, Ting-Feng continues to hold at least twenty-six percent (26%) of the Company’s shares and Huang Tien-Zan shall be entitled to request the Company to repurchase his shares up to the number of shares such that Huang Tien-Zan continues to hold at least six-point-five percent (6.5%) of the Company’s shares. The purchase price per share for such repurchases shall be calculated based on the total value of the Company equal to the Net Profit of the Company in Financial Year 2009 multiplied by sixty percent (60%) of the Forward P/E of Hurray! Holding;

Investment and Shareholders Agreement
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(b)
In the event that the Net Profit of the Company in Financial Year 2008 is no less than US$600,000, and Tien, Ting-Feng retains its current status as an employee, consultant, advisor or director of the Company until June 30, 2011 (“Continuous Service”), then, within 120 days from the date on which the financial statements are provided to Tien, Ting-Feng, Tien, Ting-Feng shall be entitled to request that the Company to repurchase his shares up to the number of shares such that Tien, Ting-Feng continues to hold at least twenty-one percent (21%) of the Company’s shares and Huang Tien-Zan shall be entitled to request the Company to repurchase his shares up to the number of shares such that Huang Tien-Zan continues to hold at least five-point-two-five percent (5.25%) of the Company’s shares. The purchase price per share for such repurchase shall be calculated based on the total value of the Company equal to the Net Profit of the Company in Financial Year 2010 multiplied by sixty percent (60%) of the Forward P/E of Hurray! Holding;

(c)
In the event that the Net Profit of the Company in Financial Year 2008 is no less than US$600,000, and Tien, Ting-Feng retains its current status as an employee, consultant, advisor or director of the Company until June 30, 2012 (“Continuous Service”), then, within 120 days from the date on which the financial statements are provided to Tien, Ting-Feng, Tien, Ting-Feng shall be entitled to request that the Company to repurchase his shares up to the number of shares such that Tien, Ting-Feng continues to hold at least ten-point-five percent (10.5%) of the Company’s shares and Huang Tien-Zan shall be entitled to request the Company to repurchase his shares up to the number of shares such that Huang Tien-Zan continues to hold at least two-point-seven-five percent (2.75%) of the Company’s shares. The purchase price per share for such repurchase shall be calculated based on the total value of the Company equal to the Net Profit of the Company in Financial Year 2011 multiplied by sixty percent (60%) of the Forward P/E of Hurray! Holding; and

(d)
In the event that the Net Profit of the Company in Financial Year 2008 be no less than US$600,000, and Tien, Ting-Feng retains its current status as an employee, consultant, advisor or director of the Company until June 30, 2013, then, within 120 days from the date on which the financial statements are provided to Tien, Ting-Feng, Tien, Ting-Feng and Huang Tien-Zan shall be entitled to severally or jointly request that the Company to repurchase up to all of their shares. The purchase price per share for such repurchase shall be calculated based on the total value of the Company equal to the Net Profit of the Company in Financial Year 2012 Net Profit multiplied by sixty percent (60%) of the Forward P/E of Hurray! Holding.

Investment and Shareholders Agreement
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Notwithstanding the forgoing, sixty percent (60%) of the Forward P/E set forth in Clause 2.13 (a), 2.13 (b), 2.13 (c) and 2.13 (d) shall in no event be more than eleven (11) nor less than eight (8).
In the event that the Net Profit of the Company in Financial Year 2008 is less than US$600,000, the time schedule of each of the scenario hereinbefore in this Clause 2.13 shall be automatically suspended, until it is resumed by the event that the Company achieves, for the first time, a annual Net Profit no less than US$600,000 in the following Financial Years.
In the event that the Company terminates its employment relations with Tien, Ting-Feng without Cause (as defined below) after the Completion, then, between the beginning of the seventh month (“Commencement Date”) and the end of the twelfth month following the occurrence of such event, Tien, Ting-Feng shall be entitled to request the Company to repurchase his shares in compliance with this Clause 2.13. The repurchase price shall be calculated based on the audited net profit of the Company in the past twelve months before the date of occurrence of such event, provided that the financial statements shall be provided by the Investor to Tien, Ting-Feng by the Commencement Date. In the event that (a) Hurray! Holding merges with another entity and (b) Hurray! Holding changes its controlling shareholder, Hurray! Holding shall use its best efforts to keep the surviving party bound by this Agreement in all aspects.
For purposes of this Agreement, “Cause” shall mean (i) Tien, Ting-Feng’s failure to perform his assigned duties or responsibilities as a service provider (other than a failure resulting from the his disability) which results in a material adverse effect on the Company’s condition (financial or otherwise), assets and properties, results of operation, business after notice thereof from the Company describing Tien, Ting-Feng’s failure to perform such duties or responsibilities, provided however, such duties or responsibilities shall be based on a reasonable industry standard and such standard shall be adjusted from time to time pursuant to the changes in the market place, carriers’ policies and relevant state policies; (ii) Tien, Ting-Feng engaging in any act of dishonesty, fraud or misrepresentation and be adjudicated as such in a court of law; (ii) Tien, Ting-Feng’s breach of any confidentiality agreement or invention assignment agreement between the Company and him; or (iii) Tien, Ting-Feng being convicted of, or entering a plea of nolo contendere to, any crime.
3. Completion
3.1 Subject to the fulfilment or waiver (in accordance with Clause 5.2) of the Conditions Precedent, Completion shall take place at the offices of 15/F, Tower B, Gateway Plaze, No.18 Xia Guang Li, North Road, East Third Ring Chaoyang District, Beijing at 10:00 Chinese Standard time (or at such other place and time as may be agreed in writing between the parties) on the Completion Date.
3.2 The obligations of each of the parties in this Clause 3 are interdependent. Completion will not occur unless all of the obligations set out in this Clause 3 are complied with and are fully effective.

Investment and Shareholders Agreement
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3.3 At Completion,
(a)
On the Completion Date (the fifth Business Day after the date of receipt of a notice from Huang, Tien-Zan and the Company to the Investor that following conditions have been fulfilled or otherwise waived by the Investor in this Clause3.3), the Investor shall pay US$1,907,400 of the Consideration as provided in the Clause 2.4 and US$600,038.4 of the Subscription Price as provided in the Clause 2.6 hereof to Huang, Tien-Zan and the Company respectively by wire transfer to a bank account nominated by Huang, Tien-Zan and the Company;

(b)
Huang, Tien-Zan and the Company shall each deliver to the Investor duly executed forms of share transfer in respect of the Sale Shares and share issuance in respect of the Subscription Shares, together with the relative share certificates;

(c)
subject to the applicable laws of the British Virgin Islands and the Articles, the Company shall hold a meeting of its Board and/or Shareholders (as the case may be), at which the following shall be approved:

(i)	each Investor Director shall be appointed as an additional director of the Company;
(ii)	the transfer of the Sale Shares to the Investor from Huang, Tien-Zan and the issuance of the Subscription Shares to the Investor;
(iii)
the entry of the name of the Investor in the Company’s share register as the holder of the Sale Shares and the Subscription Shares, together with the issue of a share certificate in the name of the Investor;

(iv)	the terms of this Agreement and the entry into thereof; and
(v)	adoption of the Restated Articles as attached hereto as Schedule 7.
(d)	the Company shall deliver to the Investor:
(i)	certified true copies of the resolutions passed in relation to the matter set out in Clause 3.3(c) above;
(ii)
a certificate stating that there has not been any breach of the covenants contained in this Agreement or any of the Warranties, and that the Warranties remain true and accurate on Completion as if given at that date; and

(iii)
subject to the applicable laws of the British Virgin Islands and the Articles, certified true copies of the resolutions passed by the Board and/or the Shareholders of the Company adopting the Restated Articles.

(e)	the Shareholders shall procure that each of the Key Personnel listed in of Schedule 5 shall enter or have entered into a Service Agreement;
(f)
Tien, Ting-Feng shall enter into a non-competition agreement with the Company, which shall provide that within the Non-competition Period, Tien, Ting-Feng shall not to, directly or indirectly engage in any music-related business activities in competition with the Company or any affiliate of the Company, nor directly or indirectly induce employees, consultants or directors of the Company or any affiliate of the Company, to engage in activities hereby prohibited to him or to terminate his services or employment with the Company or any affiliate of the Company.

Investment and Shareholders Agreement
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For the purpose of this Clause 3.3(f) and subject to the foregoing, the Non-competition Period shall mean:
(i) any time period during which Tien, Ting-Feng continues to provide services to the Company and one year starting from the date of the expiration of the Service Agreement or termination of such services for Cause by the Company; or
(ii) any time period during which Tien, Ting-Feng continues to provide services to the Company and three months starting from the date of the termination of such services other than Cause by the Company.
Notwithstanding anything to the contrary in this Clause 3.3(f), the Non-competition Period shall be expired no later than June 30, 2013.
(g)
the Company shall furnish to the Investor a Register of Members, or such other equivalent document in its jurisdiction evidencing that the Investor is a member of the Company with the number of shares in accordance with this Agreement.

(h)
Hurray! Digital Media and the Company shall enter into a cooperation agreement in the form attached hereto as Schedule 10, which shall provide, without limitation, that Hurray! Digital Media shall have an exclusive right to publish and distribute any and all music owned by and licensed to the Company for Financial Year 2009 and thereafter. The right to publish shall include, but not be limited to the right to publish through internet, SP service or any other digital means. Furthermore, the cooperation agreement shall also provide that, (i) for the Financial Year 2009, Hurray! Digital Media will guarantee to pay the Company a revenue no less than the gross profit that the Company achieves from digital publishing and distributing of its music in mainland China in the Financial Year 2008; (ii) from the Completion, the Company shall not authorize, approve, or effect any digital music license agreement () with a term of longer than one year, unless otherwise approved by the Board of Directors of the Company, including the Director appointed by the Investor, and the Company shall not authorize, approve, or effect any digital music license agreement with a price unfair to the Company or which may in any other way adversely affect the Company or its ability to enter into any like-kind agreement after July 1, 2009, and, (ii) Hurray! Digital Media shall reasonably use and promote the brand and products of the Company;

Investment and Shareholders Agreement
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(i)
Mr. Huang, Tien-Zan shall issue a waiver letter to waive any loan(s) extended prior to March 31, 2007 to the Company in the amount of no less than NT$83,844,872 in such form acceptable by the Investor, and, after the Completion, the Company shall be liable for any loan extended after April 1,2007 by Mr. Huang, Tien-Zan in such a total amount no more than US$300,000 plus accrued interests as set forth in Clause 2.8 of this Agreement;

(j)
The Investors shall be provide a legal opinion issued by the legal advisers to the Company as to British Virgin Islands’ law confirming the validity of the transactions set forth in this Agreement and such other matters as from time to time requested by Investors;

(k)	the cash balance of the Company shall be no less than US$25,000;
(l)
subject to the applicable laws of the British Virgin Islands and the Articles, Huang, Tien-Zan and Tien, Ting-Feng shall procure the resolutions of the Board and/or the Shareholders of the Company (as the case may be) adopting the Restated Articles on or before Completion.

3.4 At Completion, Huang, Tien-Zan shall hold 64% of the shares of the Company and the Shareholders of the Company shall be as set out in Part D of Schedule 1.
3.5 The Company shall be responsible for the payment of any and all Taxes related to the allotment of the Subscription Shares or to the execution or performance of this Agreement, other than Taxes payable by Huang, Tien-Zan in respect of the sale of the Sale Shares.
4. Procedures Post Completion
4.1 The Company undertakes to appoint one of the Big 4 Accounting Firms as auditors of the Company and the Group no later than six (6) months after Completion and in any event in time for the audit of the audited financial statements referred to in Clause 2. Any part of the audit cost and expenses incurred according to this Clause 4.1 that exceeds the audit cost and expenses incurred by the Company in Financial Year 2007 shall not be calculated into the expenses for the purposes of calculated the Company’s Net Profit.
4.2 Hurray! Digital Media and the Company shall enter into an exclusive agency agreement. Pursuant to this agreement, the Company shall grant an exclusive right to Hurray! Digital Media to, among others, publish, distribute and market the Company’s audio and video products and act as music broker of the Company in mainland China; and
4.3 The Company shall provide the investor with an unaudited monthly financial statement no later than thirty (30) days following the end of each month. Such financial statement shall include but not limited to a balance sheet and an income statement.

Investment and Shareholders Agreement
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5. Conditions precedent
5.1 Completion is conditional upon the following Conditions Precedent having been fulfilled or waived in accordance with Clause 5.2:
(a)
the Investors shall have been satisfied in all respects with the results of their and their advisors’ business, technology, intellectual property, legal, tax and accounting due diligence investigation of each of the Group Companies. The Company shall provide any additional information as needed during the draft and negotiation of the definitive legal documents and all the information regarding any change to the Company’s business;

(b)
Mr. Huang, Tien-Zan shall have procured four-point-five (4.5) percent of the Company’s outstanding shares from Mr. Tien, Ting-Feng and nine (9) percent of the Company’s outstanding shares from the shareholders other than Mr. Tien, Ting-Feng, and shall have owned, 64% percent of the Company’s outstanding shares. Mr. Huang, Tien-Zan shall ensure that the aforesaid transfers are legally effective and all due consideration in respect of such transfers has been paid, and all such transfers were duly approved by the relevant approval authority under applicable law and are legally effective under applicable law;

(c)
the Company does not have any agreement, in writing or not, that will give any obligation to the Company other than the loan that shall have been waived by Mr. Huang, Tien-Zan prior to Completion and the loan in the amount up to US$300,000 as set forth in Clause 2.8 of this Agreement, excluding any obligations from the contracts in ordinary course of business;

(d)
the financing statement of the Company shall have been in a good status that accepted by the Investor, which, among others, states the company shall have sufficient operation working capital and have no need to have any financing within one year following the completion unless otherwise approved by the Investor in advance. The Company will provide the Investor with the financial statements of the Company prior to the Completion, including the Company’s cash reserve, loan and net assets, etc.;

(e)	no Material Adverse Change having occurred at or prior to Completion;
(f)	Tien, Ting-Feng shall have deposit the Deposited Shares to the escrow agent designated by the Investor;
(g)
the Company shall set up an appropriate accounting report system as satisfactory to the Investor, and the Investor shall be entitled to appoint the financial directors of the Company and the Company Subs. The Company and the Investor shall bear the costs of the compensation of such financial directors equally. Such management fee shall not be calculated into the expenses for the purpose of calculating the Company’s Net Profit.

Waiver
5.2 The conditions set out in Clause 5.1 may be waived by the Investor in its absolute discretion.
Best Endeavours to fulfil Conditions
5.3 The Company and the Shareholders shall use their best endeavours to ensure that each of the Conditions Precedent (to the extent that it is not waived) is fulfilled as soon as reasonably practicable and in any event within two (2) months from the date on which the Investor signs this Agreement or such extended date as may be agreed in writing by the parties (the Cut-Off Date).

Investment and Shareholders Agreement
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Non-fulfilment of Conditions Precedent
5.4 If any of the Conditions Precedent set out under Clause 5.1 are not fulfilled (to the extent they are not waived by the Investor in writing) on or before the Cut-Off Date, this Agreement shall automatically terminate. Following termination of this Agreement pursuant to this Clause 5.4, no party shall be entitled to make any claim against any other party (save and except in respect of accrued rights arising from any earlier breach of this Agreement) and save that the provisions of Clauses (subject to the survival periods mentioned therein) 13 (Confidentiality), 18 (Non-Assignment), 20 (Amendments), 21 (Invalidity), 22 (No Partnership or Agency), 23 (Announcements), 24 (Other Covenants), 25 (Entire Agreement), 26 (Conflict with Articles), 27 (Future Subsidiaries), 28 (Notices), 30 (Dispute Resolution) and 31 (Governing Law) shall survive the termination of this Agreement pursuant to this Clause 5.4.
6. Conduct before Completion
6.1 During the period between the signing of this Agreement and Completion, the Company and the Shareholders shall ensure that (except with the Investor’s Consent):
(a)
the affairs of each Group member are conducted only in the ordinary and usual course and that no Group member makes or agrees to make any payment other than routine payments in the ordinary and usual course of business;

(b)
all reasonable steps are taken to preserve and protect the assets of each Group member, to maintain the validity of the Business IP, and to preserve and retain its goodwill (including the existing relationships with customers and suppliers);

(c)	no Group member transfers or assigns any of the Owned IP to any entity other than Group Members;

(d)
subject to Clause 13 (Confidentiality), the Investor’s representatives shall be allowed such access as is reasonably requested, upon reasonable notice and during Working Hours, to (i) the books and records of each Group member (including all statutory books, minute books, leases, contracts, supplier lists and customer lists), with the right to take copies and (ii) the premises used by, and management of, each Group member;

(e)
no Group member does, allows or procures any act or omission which would constitute or give rise to a breach of any Warranty if the Warranties were repeated at any time before Completion by reference to the facts and circumstances then existing as if references in the Warranties to the date of this Agreement were references to the relevant date;

(f)
all relevant information which comes to its notice or that of any other member of the Shareholders in relation to any fact or matter (whether existing on or before the date of this Agreement or arising afterwards) which may constitute a breach of any Warranty if the Warranties were to be repeated on or at any time before Completion by reference to the facts and circumstances then existing as if references in the Warranties to the date of this Agreement were references to the relevant date, is promptly disclosed to the Investor;

Investment and Shareholders Agreement
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(g)	no Group member declares, authorises, makes or pays any dividend or other distribution (whether in cash, stock or in kind) or reduces, purchases or redeems an part of its paid-up share capital;

(h)
no Group member (i) creates, allots or issues or agrees to create, allot, or issue any share or loan capital or other security or (ii) grants any option over or right to subscribe for any share or loan capital or other security;

(i)	no Group member sells or purchases or disposes of any interest in any share or loan capital or other security of any Group member;
6.2 If, during the period between the signing of this Agreement and Completion, the Company or any Shareholder becomes aware that:
(a)	an event or occurrence has given rise to a Material Adverse Change; or

(b)	the Company or any Group Member is involved in, or has pending or threatened material litigation, or

(c)	there has been any breach of any of the Warranties;
then the Company and Tien, Ting-Feng shall immediately notify the Investor of that fact in writing and shall provide all information in its possession in relation to the event in Clause 6.2 above to the Investor.
6.3 During the period between the signing of this Agreement and Completion the Company will, and Tien, Ting-Feng shall cause the Company and each Group Member to:
(a)	give the Investor and its representatives full access to the facilities, properties, assets, books, contracts, commitments, reports and records of the Company and the Group; and
(b)
furnish to the Investor all such documents, records and information with respect to the properties, assets and business of the Company and the Group, minutes of meetings of the Board and of the boards of the Group and any committees thereof and the management (including attachments and exhibits) and in each case, copies of any working papers relating thereto, as the Investor may from time to time request.

7. Additional Covenants
7.1 Unless otherwise approved by the Investor in writing, for the period immediately after the date of this Agreement has been signed by all the Parties and prior to the Completion, the Company shall not make any payment or incur any obligation other than from the ordinary course of business of the Company of more than RMB50,000 singly or RMB 500,000 in the aggregate. As to the payment or obligation in the amount no less than RMB50,000 singly or RMB 500,000 in the aggregate from the Company’s ordinary course of business, the Company shall furnish a notice to the Investor with respect to the making of such payment or the assumption of such obligation.

Investment and Shareholders Agreement
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7.2 The Company shall use its best efforts to promote the branding of “Hurray!” as well as “Seed” (the “Brands”) in its business development and marketing activities. The Investor shall be entitled to, at its sole discretion and in accordance with its business plan (as amended from time to time), develop its strategy, for instance, combination of the Brands into “Hurray! Seed” or integration of “Seed” into “Hurray!” as the sub brand of the later.
8. Representations, Warranties And Undertakings
8.1 The Shareholders and the Company and the Company Subs jointly and severally represents and warrants to the Investor as at the date of this agreement and as on the Completion Date, in the terms of the Warranties. Each of the Warranties shall be separate and independent and no Warranty shall be limited by reference to any other Warranty. The Warranties shall be subject to the provisions of Schedule 2.
8.2 The Shareholders and the Company jointly and severally represents and warrants to the Investor that the contents of the Disclosure Letter are true, correct, complete and not misleading as at the date of the Disclosure Letter.
8.3 The Shareholders and the Company jointly and severally represents and warrants to the Investor that the schedule of the Company’s general information in Part A of Schedule 1 hereof, including without limitation, the share capital and the issued shares of the Company are true and correct in all aspects immediately prior to the Completion.,
The outstanding shares have been duly authorized and validly issued in compliance with applicable laws, and are fully paid and nonassessable. The Company has a right of first refusal over transfers of all the outstanding shares.
8.4 Except for the conversion privileges of the Preferred Shares, the rights provided pursuant to the Investors’ Rights Agreement or as otherwise described above, there are no options, warrants or other rights to purchase any of the Company’s authorized and unissued capital shares currently outstanding.
8.5 The Shareholders and the Company jointly and severally represents and warrants to the Investor that, with respect to each of the Company Subs, Part B of the Schedule 1 is true and correct in all aspects.
8.6 The Shareholders and the Company jointly and severally acknowledges and agrees that the Investor has entered into this Agreement on the basis of and in reliance upon the Warranties and the Indemnities and other assurances given by the Shareholders and the Company in this Agreement.
8.7 The Shareholders and the Company agrees and undertakes to the Investor and to each individual and entity referred to in this Clause 8.7 that, except in the case of fraud, it has no rights against and hereby waives and shall not make any claim against, any present or former employee, director, agent or officer of the Investor, or any member of the Investor’s Group, the Company or any member of the Company’s Group on whom it may have relied before agreeing any term of or before entering into this agreement, including in relation to any information supplied or omitted to be supplied by any such person in connection with the Warranties, or this Agreement.

Investment and Shareholders Agreement
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8.8 The Shareholders and the Company jointly and severally undertakes to the Investor (without limiting any other rights of the Investor in any way including its/their rights to damages in respect of a claim for breach of any Warranty or on any other basis) that, if there is a breach of any Warranty, it shall pay or procure payment in cash to the Investor on demand a sum equal to the greater of:
(a)
the amount which would be necessary to put the Investor and/or any member of the Investor’s Group or the relevant member of the Company’s Group into the financial position which would have existed had there been no breach of the Warranty in question; or

(b)
all Losses suffered or incurred by the Investor and/or any of the Investor’s Group (or any member of the Company’s Group), directly or indirectly, as a result of or in connection with such breach of Warranty.

8.9 The Warranties shall be deemed to be repeated immediately before Completion by reference to the facts and circumstances then existing as if references in the Warranties to the date of this agreement were references to Completion Date.
8.10 The Shareholders and the Company undertakes to notify the Investor in writing promptly if it or any of its Affiliates becomes aware of any circumstance arising after the date of this Agreement which would cause any Warranty (if the Warranties were repeated with reference to the facts and circumstances then existing) to become untrue or inaccurate or misleading in any respect.
8.11 The Shareholders and the Company jointly and severally undertakes to the Investor (for itself and on behalf of each member of the Investor’s Group) to indemnify and hold harmless the Investor and each member of the Investor’s Group against any and all Losses suffered or incurred by any of them to the extent that any of the same arise or result from any Encumbrance over any Subscription Shares or Sale Shares to the extent any such Encumbrance is not fully released and discharged at Completion.
8.12 Without limiting the Investor’s right to claim against the Shareholders and the Company, the Investor may claim in whole or in part in respect of any breach of the Warranties against Huang, Tien-Zan or the Company. Any claim or claims amongst Huang, Tien-Zan and the Company shall be subordinate to any claim or claims against them by the Investor.
8.13 If a claim is made against Huang, Tien-Zan or the Company (or any of them), none of them shall have or pursue any claim or third party action to join in, claim against, seek a contribution from or otherwise claim or seek damages or compensation from the Company or any Group Member in respect of any such claim and Huang, Tien-Zan and the Company hereby confirms to the Investor that neither the Company nor any Group Member has entered into any indemnity or other agreement or arrangement concerning the liability of Huang, Tien-Zan or the Company or any of them for any breach of the Warranties or any other provision of this Agreement.

Investment and Shareholders Agreement
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8.14 The Shareholders and the Company jointly and severally undertakes to the Investor that the Company does not have and, upon the Completion, shall not have any other debts except for the loan extended by Huang, Tien-Zan , which is no more than US$300,000.
8.15 The Shareholders and the Company jointly and severally undertakes to the Investor that during the Non-competition Period, neither the Remaining Shareholders, nor Huang, Tien-Zans shall own, directly or beneficially through intermediaries, securities or any other interests in any company which is seeking or doing business in direct or indirect competition with the business of the Company or any of its affiliates.
8.16 The Shareholders and the Company jointly and severally undertakes to the Investor that as of the date of this Agreement, none of the singers or artists engaged with the Company request to, or is contemplating to terminate his/her artist contract with the Company.
8.17 The Shareholders and the Company jointly and severally undertakes to the Investor that Part G of Schedule 1 sets forth a complete list of all the copyrighted music components (“Music Components”) owned by and licensed to each of the Group Companies. No claims are currently being asserted against any Group Company, nor is any Group Company aware of any threatened claim or demand, by any other person (i) challenging or questioning such Group Company’s validity, enforceability, ownership, right to, or use of any of the Music Components owned by any Group Company, or in which any Group Company possesses sufficient legal rights, or the validity or effectiveness of any license or similar agreement with respect thereto, or (ii) alleging any interference, infringement, misappropriation or other violation of the Music Components rights of other persons, or (iii) alleging any unfair competition.
9. Indemnities
9.1 Tien, Ting-Feng and the Company shall irrevocably and unconditionally, on a joint and several basis, indemnify, defend and hold harmless the Investor on demand against the diminution in the value of the Company suffered as a result of any and all material breach of representations or warranties by the Shareholders, the Company or the Company Subs under this Agreement.
10. Capital and further finance
Commitments of the parties
10.1 Save for the equity subscription required by this Agreement, no party shall be required to contribute any debt or equity capital to the Company or any Group Member or to guarantee any debt of the Company or any Group Member without that party’s prior written consent.

Investment and Shareholders Agreement
Execution Copy
10.2 The parties shall procure that (save with Investor Consent) the Company does not issue any new shares or issue any Shareholder Instrument to any person (who is not already a party to this Agreement whether as an original party or by executing a Deed of Adherence) until he has entered into and delivered a Deed of Adherence in a legally binding manner.
11. Directors and management
Supervision by the Board
11.1 The Board shall be responsible for the overall direction, supervision and management of the Group.
11.2 The Company’s Memorandum and Articles shall provide that the Company shall not take any actions deemed as a material affair without the consent of the holders of at least fifty-one percent (51%) of the then-outstanding Shares or without the consent of at least majority of the Board.
Investor Director
11.3 Effective as of the date of Completion, the authorized size of the Board of Directors shall be five (5), three of which, including the chairman of the Board, shall be appointed by the Investor (the Investor Director) and two appointed by the other Shareholders. Tien, Ting-Feng, Wayne Chen, Feng Wu, Xiaoqing Guo and Xiaomei Pang shall be the initial members of the Board of Directors (each a “Director”). The initial Investor Director shall be such person as is nominated by the Investor prior to Completion.
11.4 To the extent permitted by Law, the appointment of each Investor Director shall be by direct nomination by the Investor and any appointment or removal under this Clause 11 shall, unless the contrary intention appears, take effect from the date it is notified to the Company in writing.
11.5 The Investor shall be entitled to from time to time nominate a person to be appointed as an alternate director to each Investor Director on the Board, the Group Boards and their respective committees. The Company and the Shareholders shall exercise all their rights and powers and take all requisite actions to ensure that such person is appointed forthwith as such Investor Director’s alternate director on the Board, the Group boards and their respective committees.
11.6 The Company shall pay each Investor Director all reasonable out of pocket expenses (including all air fares) incurred in order to attend Shareholder, Board or committee and other meetings of the Company or otherwise perform his duties and functions as a director or member of any committee of the Board or any Group Board.
11.7 If any Investor Director is not an employee of the Investor, the Company and the Investor shall agree on an appropriate form of remuneration for such director that is commensurate with his position as a non-executive director performing a role of this kind in the PRC.

Investment and Shareholders Agreement
Execution Copy
11.8 From the Completion, the Investor shall be entitled to appoint officers, including the financial directors as set forth in Clause 5.1(i), the Vice President of the Company and the Company Subs. The compensations for such officers of the Financial Year 2008 shall (except as otherwise set out in this Agreement) be paid by the Investor in accordance with the compensation levels of the Company and the Company Subs.
11.9 Each of the Company and the Company Subs warrants that, without the written consent of the Investor, it will not incur any expense or expenses which, either separately or in the aggregate, exceed RMB300,000 in a single quarter, if such expense or expenses are incurred outside the budget of the respective Group Company for that quarter.
11.10 The Investor shall be entitled to appoint an executive director to the Company.
Indemnification
11.11 The Company shall indemnify each Investor Director against any Loss incurred by the Investor Director as a result of:
(a)
any act, omission or conduct of or by the Company or any Group Member, the Shareholders or their employees or agents as a result of which, in whole or in part, such Investor Director is made a party to, or otherwise incurs any Losses pursuant to, any action, suit, claim or proceeding arising out of or relating to any such conduct;

(b)	any act, omission or conduct by any Investor Director at the request of or with the consent of the Company or any Group Member or any of the Shareholders; or
(c)
contravention of any Law including, without limiting the generality of the foregoing, Laws relating to provident fund, gratuity, labour, environment and pollution; and any action or proceedings taken against such Investor Director in connection with any such contravention or alleged contravention, provided that neither the Company nor Huang, Tien-Zan shall be under any obligation to indemnify any Investor Director under this Clause 11.11 if the contravention is attributable to any act or omission of the Investor Director, which act or omission is held to be gross negligence or wilful misconduct of the Investor Director, by the final and non-appealable order of a court of competent jurisdiction.
11.12 The Company and each Group Member shall maintain directors and officers liability insurance for each Investor Director in an amount and on terms mutually acceptable to the Company and the Investor and shall indemnity the Investor Director to the maximum extent permissible by law.
Disclosure by Investor Director
11.13 Each Investor Director is hereby authorised to disclose all information available to him as a Director to the Investor and any member of its Investor Group.

Investment and Shareholders Agreement
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Committees
11.14 Each Investor Director shall be entitled to be a member of, or at the option of the Investor, to attend as an observer at the meetings of all the committees of the Board and Group Board.
Management
11.15 The Investor will:
(a)	make suggestions regarding the financing function of the management of the Company in order to develop world class management capabilities; and
(b)	appoint the chief executive officer or legal representative of each of the Company Subs at it sole discretion.
12. Corporate Governance
12.1 The Company shall ensure that at least fifteen (15) Business Day’s notice of each meeting of the Board and/or any committee of the Board or Group Board (together with the agenda for each such meeting) shall be given to each Investor Director unless in any particular case a majority of the Directors (which majority shall include at least one Investor Director) agree otherwise. All papers connected therewith and/or proposed to be placed or tabled before the meeting shall be circulated at least five (5) Business Days prior to the meeting and, no items except those specified in the agenda may be discussed at any Board/committee meeting without the consent of at least one Investor Director.
13. Confidentiality
Confidentiality obligation
13.1 Each party (other than the Company) undertakes that it shall (and, where relevant, undertakes to procure that its officers, employees, agents and professional and other advisers and those of any member of its group shall) use all reasonable endeavours to keep confidential at all times and not permit or cause the disclosure of any information which it may have or acquire before or after the date of this Agreement in relation to any Group Member or any member of any Investor Group or any of their customers, business, assets or affairs (such information being Confidential Information). In performing its obligations under this Clause 13, each party shall apply confidentiality standards and procedures at least as stringent as those it applies generally in relation to its own confidential information.

Investment and Shareholders Agreement
Execution Copy
Exceptions from confidentiality obligation
13.2 The obligation of confidentiality under Clause 13.1 does not apply to:
(a)
in the case of a Shareholder who is an employee of any Group Member, information which is used, divulged, disclosed or communicated by him before the Termination Date in the proper performance of his duties pursuant to his Employment;

(b)	information which at the date of disclosure is within the public domain (otherwise than as a result of a breach of this Clause 13;
(c)	the disclosure of information to the extent required to be disclosed by law, regulation or any regulatory authority;
(d)
information which is independently developed by the relevant person from information provided or obtained other than pursuant to or in connection with this Agreement to the extent that it is acquired with the right to disclose or use the same;

(e)
the disclosure by any party in confidence to its officers, employees, agents, and professional and other advisers or, in the case of the Investor, those of any of those persons listed in (h) below, of information reasonably required to be disclosed for a purpose reasonably incidental to this Agreement or for the purpose of assessing such party’s investment in the Group;

(f)	any announcement made in accordance with the terms of Clause 23;
(g)	the disclosure of information to any third party in contemplation of a Listing or Sale provided that the conduct of the discussions with the third party has been approved by Investor Consent;
(h)
the disclosure of information by an Investor to any current or prospective member of its Investor Group where the disclosure is for a purpose reasonably incidental to this Agreement or for the purpose of assessing such person’s actual or prospective investment in the Group or Investor Group;

13.3 Each party shall inform any person to whom it provides Confidential Information pursuant to Clause 13.2, that such information is confidential and shall only provide such Confidential Information to such person if they agree (save in the case of a disclosure pursuant to Clause 13.2(c), (f) or (h):
(a)	to keep it confidential on the terms of and otherwise to comply with, this Clause 13; and
(b)	not to disclose it to any third party (other than those persons to whom it has already been disclosed in accordance with the terms of this Agreement).
13.4 The disclosing party shall at the request of the Company enforce this Clause 12against any person to whom it has disclosed the Confidential Information.
13.5 The Company shall (and the Company shall procure that each other Group Member shall) observe a similar obligation of confidence in favour of the parties in respect of confidential information relating to that party and in the case of each Investor, each member of its Investor Group.

Investment and Shareholders Agreement
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14. Exit and Transfer of Shares
Restriction on Transfer
14.1 The provisions of this Clause14 in relation to any transfer, or proposed transfer, of Shares in the Company or its Subsidiaries or any interest in Shares. A disposal of a controlling interest in a Shareholder or other entity which holds Shares shall be deemed to be a transfer of those Shares held by it for the purposes of this Clause 14.
14.2 No Key Personnel shall until Listing or Sale (the “Lock-In Period”):
(a)	sell, transfer or otherwise dispose of any interest in Shares or in shares of any Group Member; or
(b)	create or permit to exist any pledge, lien, fixed or floating charge or other Encumbrance over any Shares or any shares held by them in any Group Member, save with prior Investor Consent.
Right of First Offer
14.3 Subject to Clause 14.5, in the event that the Investor on the one hand or any of the Shareholders on the other hand intends to transfer any Shares, it shall not do so unless it and/or the relevant member of its Group (the Seller) within ten (10) days of the receipt of the offer, gives to the other party (the “Continuing Party”) notice of the proposed transfer (the “Transfer Notice”). Such Transfer Notice shall include (i) a description of the Shares to be transferred (the “Offered Shares”), (ii) the identity of the prospective transferee (the “Transferee”), (iii) the consideration to be paid for each Offered Share (the “Offered Price”), and (iv) the material terms and conditions upon which the proposed transfer is to be made. The Transfer Notice shall certify that the Seller has received a bona fide firm offer from the prospective Transferee and in good faith believes a binding agreement for the Seller is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer. Upon receipt of such Transfer Notice the Continuing Party shall have the right to offer to buy all or any part of the Offered Shares (the “Right of First Offer”) on the same terms and conditions as the Transfer Notice. Any proposed direct or indirect transfer by a Seller of an equity interest in any Shares, including without limitation any transfer or issuance of an equity interest in the Affiliate or any other holding company that holds, directly or indirectly, an interest in Shares, shall constitute a “Transfer” as defined in this Clause and such equity interest to be transferred or issued by such holding company shall be treated as “Offered Shares” for all purposes under this Clause 14.3.
14.4
(a)
In the case of a Transfer Notice from the Shareholders to the Investor, the Investor shall have the option to purchase all or any part of the Offered Shares. If the Investor desires to purchase all or any part of the Offered Shares, the Investor must, within thirty (30) days from receipt of the Transfer Notice (the “Investor Refusal Period”), give written notice to the Transferor of the Investor’s election to purchase the Offered Shares at a price per share equal to the Offered Price. To the extent that the Investor elects not to purchase any or all of the Offered Shares, the remaining Offered Shares may be transferred by the Seller to the proposed Transferee. A failure by the Investor to exercise its right of first refusal within the Investor Refusal Period shall be deemed a waiver of such right.

Investment and Shareholders Agreement
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(b)
In the case of a Transfer Notice from the Investor to the Shareholders, each Shareholder shall have the option to buy all of the Offered Shares or its pro rata proportion in the event that more than one Shareholder makes an offer for such Shares. If each Shareholder desires to purchase all or any part of the Offered Shares, such Shareholder must, within thirty (30) days from receipt of the Transfer Notice (the “Shareholder Refusal Period”) give written notice to the Transferor of such Shareholder’s election to purchase the Offered Shares at a price per share equal to the Offered Price. A failure by a Shareholder to exercise its Right of First Refusal within the Shareholder Refusal Period shall be deemed a waiver of such right.

14.5 The Right of First Offer shall not apply to any transfer:
(a)	by the Investor to any member(s) of the Investor’s Group; or
(b)
by any Shareholder i) in the case of a natural person, to any of his or her Relatives, or ii) in the case of an entity, to its shareholders, members, partners or other equity holders, provided that in all cases, such transfer shall be bona fide and any transferee under such transfer shall sign a Deed of Adherence.

Anti Dilution
14.6 In the event that the Company issues any shares, or any rights, options, warrants, appreciation rights or instruments entitling the holder (excluding the employees who are granted options of the Company as approved by the Board of Directors (include the Director appointed by the Investor)) to receive any Shares or otherwise having equity features or any options to purchase or rights to subscribe for securities by their terms convertible into or exchangeable for Shares (a “Dilution Instrument”) at any time, then the Investor shall be entitled to participate as purchaser, in such issue on the same terms and conditions on which the Dilution Instruments are proposed to be issued to the extent required to enable the Investor to maintain its shareholding at the same percentage of the issued share capital of the Company on a Fully Diluted Basis as it held immediately prior to any such issue.
14.7 The Company agrees and undertakes that it shall not, and the Shareholders shall procure that the Company shall not, issue any Dilution Instrument in contravention of the provisions of Clause 14.6.
15. Deed of Adherence
15.1 The parties will procure that, except on a Sale or Listing, it shall be a condition of any sale or allotment of Shares that the acquirer enter into a Deed of Adherence before it becomes a Shareholder and that, except as aforesaid, no person shall be registered as a Shareholder unless it has executed a Deed of Adherence.

Investment and Shareholders Agreement
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15.2 A person (other than a Shareholder) who enters into a Deed of Adherence because he subscribes for Shares or acquires Shares from the Investor shall be designated by the Deed of Adherence as an Investor. A person (other than an Investor) who enters into a Deed of Adherence because he acquires Shares from a Shareholder or because he is permitted to subscribe for Shares in his capacity as a director or employee of any Group Member shall be designated in the Deed of Adherence as a Shareholder.
15.3 A person who has entered into a Deed of Adherence pursuant to this Agreement shall have the benefit of and be subject to the burden of all the provisions of this Agreement as if he were party to it in the capacity designated in the Deed of Adherence, and this Agreement shall be interpreted accordingly.
16. Exercising Rights
Exercise of rights and powers
16.1 So far as it is legally able, each party agrees with the others to exercise all voting rights and powers (direct or indirect) available to it in relation to any person and/or the Company to ensure that the provisions of this Agreement, the Articles and the other agreements referred to in this Agreement are completely and punctually fulfilled, observed and performed and generally that full effect is given to the provisions set out in this Agreement and to any amendment to this Agreement which is made in accordance with Clause 20 and, if it fails to do so, or if it fails expressly to agree to any amendment made in accordance with Clause 20, it hereby irrevocably appoints the Company as its attorney to take all actions and to execute all documents as may be necessary or desirable to give full effect to this Agreement, the Articles and the other agreements referred to in this Agreement or any such amendment.
17. Use Of Proceeds
17.1 The Company shall utilise the proceeds for the Company’s working capital purposes.
18. Assignment and Novation
18.1 It is agreed and acknowledged by each party that the Investor may assign all of its rights and obligations under this Agreement prior to Completion to any other member of the Investor Group (the “Investor Assignee”) and as from the date of the execution of the novation agreement between the Investor and the Investor Assignee, all references to the Investor in this Agreement shall be deemed to be references to the Investor Assignee as if it were the Investor under this Agreement. The Investor and Investor Assignee shall notify the other parties of any novation made pursuant to this Clause 22.1.
18.2 It is acknowledged and agreed by each party that subject to Clauses 14.3 and Clause 14.5, the Investor may at any time transfer any of its Shares together with all of the rights under this Agreement that relate to such Shares, including without limitation the Warranties, to a Third Party Purchaser. Accordingly, the parties agree that the benefit of this Agreement (including, without limitation the Warranties) may be assigned (in whole or in part) together with the transfer of Shares by any party without the consent of any party to, and may be enforced by, any such person as if it were the relevant assignor.

Investment and Shareholders Agreement
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18.3 Except in conjunction with a transfer of Shares as described in Clause 18.1, no party shall assign, transfer, charge or otherwise deal with all or any of its rights and/or obligations under this Agreement nor grant, declare, create or dispose of any right or interest in it, or sub-contract the performance of any of its obligations under this Agreement in whole or in part or attempt to do any of the foregoing.
18.4 Any purported assignment, transfer, charge or dealing in contravention of this Clause 18 shall be void.
19. Waiver of rights
No waiver by a party of a failure by any other party to perform any provision of this Agreement operates or is to be construed as a waiver in respect of any other failure whether of a like or different character.
20. Amendments
20.1 Any variation of this Agreement (or of any of the documents referred to in it) shall be valid and effective and binding upon all parties hereto (including any that have not explicitly agreed to it) if it is in writing and it is approved by Investor Consent and by the Shareholders. Any variation which has been approved as provided in this Clause shall be binding upon each party whether or not that party has agreed to it.
21. Invalidity
If any provision of this Agreement is or is held to be invalid or unenforceable, then so far as it is invalid or unenforceable it has no effect and is deemed not to be included in this Agreement. This shall not invalidate any of the remaining provisions of this Agreement. The parties shall use all reasonable endeavours to replace any invalid or unenforceable provision by a valid provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.
22. No partnership or agency
Nothing in this Agreement (or any of the arrangements contemplated by it) is or shall be deemed to constitute a partnership between the parties or any of them nor, except as may be expressly set out in it, constitute any party the agent of any other for any purpose.
23. Announcements
23.1 No public announcement of any kind in connection with the signature or subject matter of this Agreement shall (subject to Clause 23.2) be made or issued by or on behalf of any party or any of its Subsidiaries without prior Investor Consent.
23.2 If the Investor is required by law or by any stock exchange or by any governmental or regulatory authority to make any announcement in connection with the signature or subject matter of this Agreement, the relevant Investor shall give the Company reasonable opportunity (if such an opportunity exists) to comment on such announcement before it is made (provided that this shall not have the effect of preventing the party making the announcement from complying with its legal, regulatory and/or stock exchange obligations).

Investment and Shareholders Agreement
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24. Other Covenants
Compliance with Laws
24.1 Neither the Company nor any of its Affiliates or principals nor the Shareholders nor anyone acting on any of their behalf, shall, whether in connection with the proposed investment contemplated herein or otherwise:
(a)	act in violation of the Laws applicable to it/them; or
(b)	make improper payments to public officials in order to secure a business advantage.
24.2 The Company and its Affiliates and principals and all parties acting on their behalf follow, and shall continue to follow, the highest standards of ethical business practices.
25. Entire agreement
25.1 This Agreement and the documents and agreements referred to in it set out the entire agreement and understanding between the parties with respect to the subject matter of it.
25.2 No party has relied or has been induced to enter into this Agreement in reliance on any representation, warranty or undertaking which is not expressly set out or referred to in this Agreement.
25.3 No provision of this Agreement excludes liability for fraud including without limitation, fraudulent misrepresentation.
26. Conflict with articles
Supremacy of this Agreement
26.1 If the provisions of this Agreement conflict with the Memorandum or Articles or the constitutional documents of any other Group Member, the provisions of this Agreement shall prevail as between the parties. The parties shall, so far as they are legally able:
(a)	exercise all voting and other rights and powers available to them to give effect to the provisions of this Agreement; and
(b)	procure that any amendment required to give effect to the provisions of this Agreement is made to the Memorandum, Articles or the constitutional documents of any Group Member.

Investment and Shareholders Agreement
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27. Future subsidiaries
27.1 If the Company at any time has any subsidiaries, the provisions of this Agreement shall apply mutatis mutandis to such subsidiaries.
28. Notices
Notices
28.1 Any notice or other formal communication to be given under this Agreement shall be in writing and signed by or on behalf of the party giving it. It shall be:
(a)	sent by fax to the relevant number set out in Clause 28.2; or
(b)	delivered by hand or sent by prepaid recorded delivery, special delivery or registered post to the relevant address in Clause 28.2.
In each case it shall be marked for the attention of the relevant party set out in Clause 28.2 (or as otherwise notified from time to time under this Agreement). Any notice given by hand delivery, fax or post shall be deemed to have been duly given:
(c)	if hand delivered, when delivered;

(d)	if sent by fax, twelve (12) hours after the time of despatch; or

(e)	if sent by recorded delivery, special delivery or registered post, at 10 a.m. on the third Business Day from the date of posting unless there is evidence that it was received earlier than this and provided that, where (in the case of delivery by hand or by fax) the delivery or transmission occurs after 6 p.m. on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9 a.m. on the next following Business Day. References to time in this Clause are to local time in the country of the addressee.
Notice details
28.2 The addresses and fax numbers of the parties for the purpose of Clause 28.1 are:
(a)	The Company:
Address: 11F.-7, No. 142, Sec 4, Jhongsiao E. Rd, Da-an District, Taipei City 106, Taiwan
Fax No: +886-2-2771-2456
For the attention of: Tien, Ting-Feng

Investment and Shareholders Agreement
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(b)	The Investor:
Address: 15/F, Tower B, Gateway Plaze, No.18 Xia Guang Li, North Road, East Third Ring Chaoyang District, Beijing, 100027 PRC
Fax No: +8610 84555555
For the attention of: Xiaomei Pang
English language
28.3 All notices or formal communications under or in connection with this Agreement shall be in the English language or, if in any other language, accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail.
29. Counterparts
This Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. This Agreement shall be binding on each party that has signed this Agreement regardless of whether this Agreement has been signed by every other party.
30. Dispute Resolution
Friendly Settlement
30.1 If any dispute between the parties arises in connection with this Agreement, they shall use all reasonable endeavours to resolve the matter amicably. If one party gives another notice that a material dispute has arisen and those parties are unable to resolve the dispute within thirty (30) days of service of the notice, then the dispute shall be referred to arbitration in accordance with Clause 30.2.
Arbitration
30.2 All disputes, controversies or claims arising out of or in connection with this Agreement, including the breach, termination or invalidity of it, shall be referred to and finally settled under the Rules of Arbitration of the International Chamber of Commerce (the Rules) by three (3) arbitrators appointed in accordance with the Rules. The seat of the arbitration shall be Hong Kong. The language of the arbitration shall be English. The arbitration shall be conducted in accordance with the Rules.
31. Governing law and Language
31.1 This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.
31.2 This Agreement is executed in English only.

Investment and Shareholders Agreement
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AS WITNESS this Agreement has been signed by the duly authorised representatives of the parties the day and year first before written.

SEED MUSIC GROUP LIMITED

Name:
Title:

SEED MUSIC CO., LTD

Name:
Title:

DONGYI MUSIC LIMITED

Name:
Title:

PROFITA PUBLISHING LIMITED

Name:
Title:

LEGUAN SEED (BEIJING) CULTURE CONSULTING CO. LTD.

Name:
Title:

Investment and Shareholders Agreement
Execution Copy
AS WITNESS this Agreement has been signed by the duly authorised representatives of the parties the day and year first before written.

HURRAY ! HOLDING CO., LTD.

Name:
Title:

HURRAY ! MUSIC HOLDING CO., LTD.

Name:
Title:

HURRAY ! DIGITAL MEDIA TECHNOLOGY CO., LTD

Name:
Title:

Investment and Shareholders Agreement
Execution Copy
AS WITNESS this Agreement has been signed by the duly authorised representatives of the parties the day and year first before written.

Huang, Tien-Zan

Tien, Ting-Feng

Investment and Shareholders Agreement
Execution Copy
SCHEDULE 1
Part A Current details of the Company

Date of Incorporation:	26 July 2006

Registered Office:	P.O. Box 3321, Drake Chambers, Road Town, Tortola, British Virgin Islands

Authorised Share Capital:	US$100,000 divided into 100,000 Ordinary Shares with a par value of US$1.00 each

Issued Share Capital:	US$50,000 divided into 50,000 Ordinary Shares with a par value of US$1.00 each

Shareholders:	see Part C of Schedule 1

Directors:	Huang, Tien-Zan

Secretary:	N/A

Auditors:	N/A

Accounting Reference Date:

Investment and Shareholders Agreement
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Part B Details of the Subsidiary of the Company
1. SEED MUSIC CO., LTD ()

Registered Office:	11F.-7, No. 142, Sec 4, Jhongsiao E. Rd, Da-an District, Taipei City 106, Taiwan

Authorised Share Capital:	N/A

Issued Share Capital:	NT$ 1,200,000

Shareholders:	SEED MUSIC GROUP LIMITED

Directors:	Huang, Tien-Zan

Secretary:	N/A

Auditors:	N/A

Accounting Reference Date:
2. Dongyi Music Limited ()

Registered Office:	11F.-7, No. 142, Sec 4, Jhongsiao E. Rd, Da-an District, Taipei City 106, Taiwan

Authorised Share Capital:	N/A

Issued Share Capital:	NT$ 1,200,000

Shareholders:	SEED MUSIC CO., LTD

Directors:	Huang, Tien-Zan

Secretary:	N/A

Auditors:	N/A

Accounting Reference Date:

Investment and Shareholders Agreement
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3. PROFITA PUBLISHING LIMITED

Registered Office:	11F.-7, No. 142, Sec 4, Jhongsiao E. Rd, Da-an District, Taipei City 106, Taiwan

Authorised Share Capital:	N/A

Issued Share Capital:	NT$1,000,000

Shareholders:	SEED MUSIC GROUP LIMITED

Directors:	Huang, Tien-Zan

Secretary:	N/A

Auditors:	N/A

Accounting Reference Date:
4. Leguan Seed (Beijing) Culture Consulting Co., Ltd. ()

Registered Office:	Building A6, Huitong Office Park, No. 71, Jianguo Road, Chaoyang District, Beijing 100025, China

Authorised Share Capital:	N/A

Issued Share Capital:	RMB2,000,000

Shareholders:	SEED MUSIC CO., LTD

Legal Representative:	Tien, Ting-Feng

Secretary:	N/A

Auditors:	N/A

Accounting Reference Date:

Investment and Shareholders Agreement
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Part C Details of the share capital of the Company prior to the Completion

	Number of Ordinary	Percentage of Ordinary
Shareholder	Shares	Share capital
Huang, Tien-Zan	32,000	64%
Tien, Ting-Feng	18,000	36%

Total	50,000	100%

Investment and Shareholders Agreement
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Part D Details of the share capital of the Company immediately after Completion

	Number of Ordinary	Percentage of Ordinary
Shareholder	Shares	Share capital
Investor	35,313	61.08%
Tien, Ting-Feng	18,000	31.13%
Huang, Tien-Zan	4,500	7.78%

Total	57,813	100%

Investment and Shareholders Agreement
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Part E Selling Shareholder

Number of Shares
Shareholder	to be sold
Huang, Tien-Zan	27,500

Investment and Shareholders Agreement
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Part F Material Assets
1. Artists
2. Intellectual Property Rights
Trademark: See the attached
Copyright: See Copyrighted Music Components in Part G below
3. Fixed assets owned by the Company/Company Subs — N/A

Investment and Shareholders Agreement
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Part G Copyrighted Music Components
(See the attached)

Investment and Shareholders Agreement
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SCHEDULE 2
Representations and Warranties
1. Interpretation
Any statement in this Schedule qualified by the expression to the best knowledge of any party shall be deemed to include an additional statement that it has been made after due and careful enquiry where it refers to the knowledge of a Selling Shareholder.
2. General
Each Group Member has furnished the Investor with true and complete photocopies of its constitutional documents.
3. Corporate Matters
(a)
Organization, Good Standing and Qualification Each Group Member has been duly incorporated and organized, and is validly existing (i) in good standing and (ii) in compliance with all registration and approval requirements in the jurisdiction where it was incorporated and the places where it carries on business. Each Group Member has the corporate power and authority to own and operate its Assets and properties and to carry on its business as currently conducted.

(b)
Constitutional Documents The constitutional documents (having attached thereto all such resolutions as are by law required to be attached thereto and all amendments made to date) of each Group Member are true and complete. All legal and procedural requirements and other formalities concerning such constitutional documents and the arrangements set forth therein have been duly and properly complied with in all material respects.

(c)	Ownership and Capitalization of the Group Members (other than the Company)
(i)
The information set out in this Agreement with regard to the registered capital of the Subsidiaries, their equityholders and the equityholders’ percentage equity interests as of the date of this Agreement is true and correct.

(ii)
The equity holders set out in Part C of Schedule 1 each paid in full their respective capital contributions to the registered capital of such Group Members, and the capital contributions have been duly verified by qualified accounting firms with relevant capital verification reports issued, and, there have been no false contributions or illicit withdrawals of capital contributions, and the equity interests in such Group Member are free of any Encumbrances.

Investment and Shareholders Agreement
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(iii)
The registered owners of such Group Members are also their beneficial owners, and no registered owner of such Group Member holds its equity interests in such entity for any other Person pursuant to any form of understanding or agreement, oral or written.

(iv)
All equity transfers relating to equity interests in such Group Members are legally effective and all due consideration in respect of such transfers has been paid. All such transfers were duly approved by the relevant approval authority under applicable law and are legally effective under applicable law.

(d)	Ownership and Capitalization of the Company
(i)	The information set out in Part C of Schedule 1 of this Agreement with regard to the shareholding of the Company as of the date of this Agreement is true and correct.
(ii)	The information set out in Part D of Schedule 1 of this Agreement with regard to the shareholding of the Company as of the Completion Date shall be true and correct.
(iii)
Each Person (excluding the Investor) named as a Shareholder of the Company in Part C of Schedule 1 of this Agreement is the sole and beneficial owner of the Shares set out against his/her name in such Schedule and owns the Shares free from Encumbrances, and no such Shareholder holds its equity interests in the Company for any other Person pursuant to any form of understanding or agreement, oral or written.

(e)
Subsidiaries Other than the Subsidiaries or as set out in the Disclosure Letter, none of the Group Members has any subsidiaries or owns or controls, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association or other entity.

(f)	Other Rights With Respect to Shares No voting or similar agreements exist relating to the securities of any of the Group Members which are presently outstanding or that may hereafter be issued.
(g)
Corporate Records The registers of shareholders, resolutions and all other documents of the Group Members required to be filed with any Governmental Authority have been filed or submitted for filing, and all resolutions required by applicable laws or the respective constitutional documents of any such entity have been passed.

(h)
Shareholders’ Competitive Activities None of the Key Personnel directly or indirectly holds any Equity Securities in any entity that carries on any business that competes with the business of any Group Member as presently conducted or as contemplated to be conducted.

Investment and Shareholders Agreement
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4. Authorization and Validity of Transactions
(a)
Authorization Each party (excluding the Investor) has the power and authority to execute, deliver and perform the Transaction Documents to which it is a party. All actions on the part of the parties (excluding the Investor) necessary for the authorization, execution, delivery of and the performance of all of its obligations under this Agreement and other Transaction Documents, have been taken or will be taken prior to Completion. All actions on the part of any of the parties (excluding the Investor) necessary for the due adoption of the Articles as the articles of association of the Company and the filing of the Articles have been taken or will be taken prior to Completion.

(b)
Enforceability Each of the Transaction Document to which each of the parties (excluding the Investor) is or will be a party will when executed be the valid and binding obligation of such party, enforceable against such party in accordance with their respective terms.

(c)
Consents and Approval No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority or any other competent corporate authority is required in connection with the execution, delivery and performance by each party (excluding the Investor) of any of the Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

(d)
No Breach The execution and delivery by each party (excluding the Investor) of any Transaction Document to which it is a party, and the performance by each such party of its obligations under this such Transaction Document in all material respects, do not and will not:

(i)	breach or constitute a default under any constitutional document of such entity or of the memorandum of association, articles of association, by-laws or other constitutional document of such party;
(ii)
result in a breach of, or constitute a default under, any contract to which such party is a party or by which such entity or its properties or Assets is bound or result in the acceleration of any obligation under any loan agreement; or

(iii)	result in a violation or breach of or default under any applicable law or regulation or of any order, writ, injunction, judgment or decree of any Governmental Authority by which such party is bound.

Investment and Shareholders Agreement
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5. Legal Compliance
The Warranties in this paragraph 5 do not apply in respect of those matters referred to in Schedule 8 of this Agreement.
(a)
No Violation of Law None of the parties (excluding the Investor) is or has at any time been in violation of any applicable law or regulation, which may result in any liability or criminal or administrative sanction with a material adverse effect or otherwise have a material adverse effect on the ability of each Group Member to conduct its business as currently conducted.

(b)
Permit Each Group Member has all permits, approvals, authorizations, franchises and licenses necessary for the conduct of its business as currently conducted. None of the parties (excluding the Investor) is in breach of or default under any such permit, approval, authorization, franchise or license.

(c)
Compliance with all Laws Each Group Member has carried on its business in compliance with all applicable laws and regulations, and none of parties (excluding the Investor), nor any of their directors, officers or the Key Personnel, has committed any criminal offence or any tort or any breach of the requirements or conditions of any statute, treaty, regulation, by-law or other obligation relating to it or the carrying on of its business with a material adverse effect or otherwise have a material adverse effect on the ability of each Group Member to conduct its business as currently conducted and, without prejudice to the generality of the foregoing, each of the parties (excluding the Investor) has obtained all registrations, licenses and consents necessary to own its Assets and properties and for the carrying on of its business and all such registrations, licenses and consents are valid and subsisting and there is no reason why any of them should be suspended, cancelled or revoked.

(d)	Government Authorities With regard to each party (excluding the Investor), there is no Governmental Authority or other Person that has:
(i)
requested any information in connection with any governmental approval required for any of the transactions contemplated under this Agreement and other Transaction Documents, or instituted or threatened any action or investigation to restrain, prohibit or otherwise challenge the subscription or purchase of the Shares by the Investor or taken any action or investigation in connection with any of the transactions contemplated under this Agreement and other Transaction Documents;

(ii)	threatened to take any action as a result of or in anticipation of the implementation of such purchase, subscription or transactions; or
(iii)
to the best knowledge of each party, proposed or enacted any statute or regulation which would prohibit, materially restrict or materially delay implementation of the subscription or purchase of the Shares by the Investor or the operations of each Group Member.

Investment and Shareholders Agreement
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6. Assets
(a)
Title to Assets Except as disclosed in the Last Accounts, the Assets are the absolute property of the relevant Group Member and are not the subject of any leasing, hiring or hire-purchase agreement or agreement for payment on deferred terms or assignment or factoring or other similar agreement, and all such Assets are in the possession or under the control of such Group Member.

(b)
Status of Assets Each Group Member owns or has the right to use all Assets required for the conduct of its business as currently conducted. The Assets owned by each Group Member are free and clear of all Encumbrances. Each Group Member has made available to the Investor true and complete copies of the leases relating to all Assets leased by such Group Member. Each Group Member is in compliance with all such leases. The Assets of each Group Member have been properly maintained and are in good working condition.

(c)	Confidential Information
(i)	No Group Member uses any processes or is engaged in any activities that involve the misuse of any Confidential Information belonging to any third party.
(ii)	No Group Member is in breach of any such agreement or arrangement or is aware of the existence of any circumstances under which its right to use Confidential Information may be terminated.
(iii)
No Group Member is aware of any actual or alleged misuse by any Person of any Confidential Information of any Group Member. No Group Member has disclosed to any Person any of its Confidential Information except where such disclosure was properly made in the normal course of its business and was made subject to an agreement under which the recipient is obliged to maintain the confidentiality of such Confidential Information and is restrained from further disclosing it or using it other than for the purposes for which it was disclosed by such entity.

7. Property
(a)	Identification of the Leased Properties
(i)	The Leased Properties represent all of the land and buildings anywhere used or occupied by the Group Members or in respect of which any Group Member has any interest, right or liability.
(ii)	The particulars set out in the Disclosure Letter in respect of each of the Leased Properties (including the term of each Lease and rental payments) are true, correct and complete.

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(b)	Leased Properties
In relation to the Leased Properties:
(i)	original executed Leases are in the possession or under the control of the relevant Group Member;
(ii)	all rent and other charges payable under the Leases have been promptly paid as and when due;
(iii)
each Group Member has paid the rent, rates and all other charges for which the tenant is responsible under the Leases up to the last payment date and have observed and/or performed all restrictions and covenants on the part of the tenant and the conditions contained in the tenancy agreements or Leases in all material respects and all such tenancies or leases are valid, binding and in full force;

(iv)	the Leases are all good, valid and subsisting and in no way have become void or voidable and have been registered with the relevant real property and housing bureau (if required);
(v)	all covenants and restrictions imposed upon any of the Group Members under the Leases have been duly and promptly observed and performed;
(vi)
no contract has been entered into or agreed to be entered into by any of the Group Members to sell or otherwise dispose of an interest in or part with the possession or occupation of any of the Lease Properties or any part thereof;

(vii)	all utilities and all other outgoings in respect of the Leased Properties have been duly paid;
(viii)
the present use of the Leased Properties is permitted under the relevant planning legislation or regulations and allocation or grant of the land use rights and there are no restrictions contained in the grant that limit the continued use or reasonable expansion of the present use of the Lease Properties;

(ix)	no action, claim, demand, dispute, notice, complaint or liability in respect of the Leased Properties or any part thereof is pending or outstanding; and
(x)	there have been no unauthorised structures erected upon or unauthorised alterations made to the Leased Properties or any part thereof.

Investment and Shareholders Agreement
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8. Intellectual Property and Information Technology
(a)	Business IP
(i)
The list of Owned IP in the Disclosure Letter, to the best knowledge of the Shareholders and the Company, is a complete and accurate list of the Owned IP and there are no other Business IP. The owner or applicant for each Intellectual Property Right specified in the Disclosure Letter is correctly stated. The Owned IP is valid and subsisting. The owner of each Intellectual Property Right specified in the Disclosure Letter owns all of the rights and interests in and has title to all of the relevant Intellectual Property Rights.

(ii)
A Group member owns all of the rights and interests in and has title to, or has validly licensed to it, all of the Business IP. The Business IP comprises all the Intellectual Property Rights required to carry on the Group’s businesses as they are currently carried on.

(iii)	The Owned IP is not subject to amendment, challenge, removal or surrender. There is nothing that might prevent applications from being granted. All fees relating to the Owned IP have been paid.
(iv)	No compulsory licences, licences of right or anything similar have been, or are likely to be, granted for the Owned IP.
(b)	Source Code of the Software

None of the Shareholders is aware of any unauthorised use of any Software source code owned by the Group and no Group member has disclosed or provided the source code of the Software to any customer, escrow agent or any other Person except to the employees or directors of the Group members, or to any Person in violation of any agreement with its customer.

(c)	Licences

The licences of Intellectual Property Rights granted to, and by, any Group Member are binding and in force. None of the parties to them is in default and there are no grounds on which they might be terminated. No disputes have arisen or are foreseeable in connection with them.

(d)	No Infringement by Group Members

To the best knowledge of the Company, the Company Subs and the Shareholders, none of the operations of any Group Member infringes or has in the last 2 years infringed, the Intellectual Property Rights of a third party. No third party has disputed the right of a Group Member to use the Business IP and none of the Shareholders nor the Company is aware of any circumstances likely to give rise to a dispute.

(e)	No infringement by Third Parties
(i)
To the best knowledge of the Company, the Company Subs and the Shareholders, no third party is infringing the Business IP. No Group Member has disputed the right of a third party to use the Intellectual Property Rights owned or used by the third party and none of the Shareholders nor the Company is aware of any circumstances likely to give rise to a dispute.

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(ii)	No Group Member has acquiesced in the unauthorised use by a third party of the Business IP.
(iii)
To the best knowledge of the Company, the Company Subs and the Shareholders, there have been no acts or omissions that would prejudice the rights of the Company or any Group Member to enforce the Business IP. Transactions relating to the Business IP have been registered promptly, and within applicable time limits.

(f)	Confidential Information

Confidential information of, or that has been used by, any Group Member has been kept confidential and has not been disclosed to third parties except in the ordinary course of business and subject to written confidentiality obligations from the third party. These confidentiality obligations have not been breached.

(g)	Encumbrances

The Business IP is not subject to any security interest, option, mortgage, charge or lien.

(h)	Restrictions on Use

There are no agreements or arrangements which restrict the disclosure, use or assignment by any Group Member of the Business IP.

(i)	Loss of Intellectual Property Rights

To the best knowledge of the Company, the Company Subs and the Shareholders, the Business IP will not be lost, or rendered liable to right of termination or cessation by any third party, by virtue of subscription of the Subscription Shares, the purchase of the Sale Shares or otherwise as a result of the performance of this Agreement.

(j)	Disclosure, Assignment and Inventions

Each employee and independent contractor of a Group Member who, either alone or with others, has created, developed or invented Intellectual Property Rights which a Group Member uses or might use has entered into a written agreement with a Group Member which obliges him to disclose and assign the Intellectual Property Rights to a Group Member. No claims have been made or threatened by employees or ex-employees of a Group Member in any jurisdiction for inventor compensation or anything similar.

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(k)	Documentation

Complete and accurate records, files and documents have been maintained for all material Business IP and the records, files and documents are in the possession or under the control of a Group Member.
(l)	Information Technology
(i)
The IT Systems are owned by, or properly licensed, leased or supplied under third party contracts to, a Group Member (Third Party Contracts). The relevant Group Member is not in default under the Third Party Contracts. There are no grounds on which the Third Party Contracts might be terminated and there are no disputes or material service delivery issues existing or likely. There is no reason to believe that the Third Party Contracts will not be renewed when they expire on the same or substantially similar terms.

(ii)
There are no circumstances in which the ownership, benefit, or right to use the IT Systems may be lost by virtue of the subscription of the Subscription Shares or the purchase of the Sale Shares or otherwise as a result of the performance of this Agreement.

(iii)
The IT Systems have not failed to any material extent and the data that they process has not been corrupted to any material extent. To the best knowledge of the Company, the Company Subs and the Shareholders, the IT Systems do not contain viruses, bugs or things that materially distort their proper functioning, permit unauthorised access or disable them without the consent of the user.

(iv)	No Group Member has authorised a third party to modify, reverse engineer or create derivative works of software or systems included in the IT Systems or licensed by a Group Member to third parties.
(v)
No Group Member has disclosed the source code of software included in the IT Systems, or licensed by a Group Member to third parties, to any third party other than under a binding agreement with a reputable escrow agent on the agent’s standard terms. Nothing has happened which might, and the subscription of the Subscription Shares or the purchase of the Sale Shares by the Investor will not, trigger release of the source code to a third party under an escrow agreement.

(vi)
The Group Members have, in accordance with best industry practice, taken precautions to preserve the availability, security and integrity of the IT Systems and the data and information stored on the IT Systems.

(vii)	The IT Systems are adequate for the needs of the businesses of the Group Members as carried out at the date of this Agreement.

Investment and Shareholders Agreement
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9. Contracts and Transactions
(a)
Contracts No Group Member is in default in any material respect in the performance, observance or fulfilment of any of its obligations or covenants contained in any contract to which it is a party with a Material Customer (the Material Contracts). Each Material Contract to which any Group Member is a party has been duly authorized, executed and delivered by such entities and by each other party thereto and constitutes the valid and binding obligation of each party thereto, enforceable against each party thereto in accordance with its terms, except where such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally. No Group Member is in breach of any Material Contract, and no party to a Material Contract has indicated any intention to terminate any Material Contract prior to the expiration of its term.

(b)
Compliance with Laws To the best knowledge of the Company, the Company Subs and the Shareholders, there are no contracts or obligations, agreements, arrangements or concerted practices to which any of the Group Members is a party or by which any of the Group Members is bound, and there are no practices in which any of the Group Members is engaged, which are void, illegal, unenforceable or which contravene any applicable laws and regulations.

(c)
No Breach With respect to each Contract, understanding, tender and bid to which each of the Group Members is party or by which it is bound and to the best knowledge of the Company, the Company Subs and the Shareholders:

(i)	such entity has duly performed and complied in all material respects with each of its obligations thereunder;
(ii)	there has been no delay, negligence or other default on the part of such entity and no event has occurred which, with the giving of notice or passage of time, may constitute a default thereunder;
(iii)	such entity is under no obligation which cannot readily be fulfilled, performed or discharged by it on time and without undue or unusual expenditure or effort;
(iv)
such entity has the technical and other capabilities and the human and material resources to enable it to fulfil, perform and discharge all its outstanding obligations in the ordinary course of business and without realising a material loss on completion of performance;

(v)	there are no grounds for rescission, avoidance, repudiation or termination and such entity has not received any notice of termination.

Investment and Shareholders Agreement
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(d)
Finance Documents Save as disclosed in the Disclosure Letter, there are no loans, guarantees, Encumbrances or unusual liabilities given, made or incurred by or on behalf of any of the Group Members (and, in particular but without limiting the foregoing, no loans have been made by or on behalf of any of the Group Members to any directors or shareholders of such entities) and no Person has given any guarantee of or security for any overdraft, loan or loan facility granted to such entities.

(e)
Change in Control None of the current agreements to which any Group Members is a party can be terminated by virtue of the occurrence of an event of a change in control of any Group Members or in the composition of the board of directors of such entities or as a result of this Agreement.

(f)
Connected Party Transactions with respect to the Shareholders Save as disclosed in the Disclosure Letter, (A) there are no Contracts, understandings, transactions or proposed transactions between any Group Member, on the one hand and any Shareholder or Connected Party of any Shareholder on the other hand, (B) no Shareholder or his/her Connected Party is indebted to any Group Member, nor is any Group Member indebted (or committed to make loans or extend or guarantee credit) to any Shareholder or his/her Connected Person, and (C) none of the Shareholders or Connected Parties of any Shareholder Controls any business entity with which any Group Member is affiliated or with which any Group Member has a business relationship, or any business entity that competes with any Group Member.

(g)
Authority to Enter into Contracts No Group Member has given any powers of attorney or other authority express, implied or ostensible which is still outstanding or effective to any Person to enter into any contract or commitment to do anything on its behalf other than the authority of employees to enter into routine contracts in the normal course of their duties.

(h)	Company’s Business Save for holding the equity interest in the Subsidiaries, the Company does not carry on any other business and does not have any other assets, liabilities or obligations.

Investment and Shareholders Agreement
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10. Financial Matters relating to the Last Accounts
(a)
Last Accounts The Last Accounts were prepared based on the accounts of each Group Member which were properly prepared by the internal accounting staffs of the Company who believe, in good faith, that the accounts are accurate. On the basis of the accounting bases, practices and policies used in their preparation and having regard to the purpose for which they were prepared, the Last Accounts:

(i)	are true and accurate in all material respects, and are not misleading in any material respect;
(ii)	do not materially over-state the value of the assets nor materially under-state the liabilities of the Group, as at the dates to which they were drawn up; and
(iii)	do not materially over-state the profits or materially under-state the losses of the Group, in respect of the periods to which they relate.
In the context of this paragraph, “material” and “materially” shall be deemed to refer to facts, matters, circumstances, issues or events which have or the absence of which would have an aggregate cost, benefit or value to the Group of more than 5%.
(b)	During the preparation of the Last Accounts, each Group Member provided all material information that is relevant for the preparation of the Last Accounts.
11. Position Since Last Accounts Date
(a)
Position Since Last Accounts Date Since the Last Accounts Date the business of each Group Member has been carried on in the ordinary and usual course in all material respects; there has not been any material interruption or alteration in the nature, scope or manner of the business of any Group Member; there has been no material adverse change in any customer relationship, the business, operations, financial condition, Assets or liabilities of any Group Member as compared with the position disclosed by the Last Accounts; no Group Member has made or agreed to make any payment other than routine payments in the ordinary and usual course of trading; and there has not been any failure by any Group Member to pay its creditors in the ordinary course of business.

(b)	In particular:
(i)	no share or loan capital has been allotted or issued or agreed to be allotted or issued by any Group Member other than as provided in the Transaction Documents;
(ii)	there has been no change in the level of borrowing or in the working capital requirements of each Group Member;
(iii)	there has not been any acquisition, sale, transfer or disposal of any Assets of whatsoever nature by any Group Member;
(iv)
there has not been payment of any sum or benefit to any director of any Group Member or any Key Personnel by way of remuneration, bonus, incentive or otherwise in excess of the amounts paid or distributed to them by such entities at the Last Accounts Date so as to increase their total remuneration;

(v)	there has not been any material change or amendment to any Material Contract by which any Group Member is bound;

Investment and Shareholders Agreement
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(vi)	there has not been any declaration or payment of any dividend or other distribution by any Group Member; and
(vii)
there has not been any material debt, obligation or liability or any contingent liability (whether on and off balance sheet)incurred, assumed or guaranteed by any Group Member, except amounts incurred in the ordinary course of business.

(c)
Current Operations There is no existing fact or circumstance that may have a material adverse effect on the ability of any Group Member to conduct its business as currently conducted and contemplated to be conducted.

12. Claims and Proceedings
(a)
No Litigation No Group Member is engaged in or has been notified that it is the subject of any litigation, arbitration or administrative or criminal proceedings (collectively, Litigation), whether as plaintiff, defendant or otherwise, which may have a material adverse effect on such Group Member (excluding the Investor). No Shareholder nor any director, officer or agent of any such entity is engaged in or has been notified that it is the subject of any Litigation, whether as plaintiff, defendant or otherwise, which has or is likely to have, a material adverse effect on its ability to perform its obligations under this Agreement. There are no facts or circumstances to give rise to any such Litigation against any of the Group Members, or any Shareholder or any director, officer or agent of any of such parties.

(b)	No Pending Proceedings No Litigation that may have a material adverse effect on any of the parties (excluding the Investor) is pending or, threatened against any of such Persons.
(c)
No Insolvency No order has been made and no resolution has been passed for the winding up or liquidation as dissolution of any of the parties (excluding the Investor). No distress, execution or other process has been levied on any of the Assets or properties of any of the parties (excluding the Investor). None of the parties (excluding the Investor) is insolvent or unable to pay its debts as they fall due.

(d)
No bankruptcy No bankruptcy order has been made or petition presented against any Shareholder nor has any person threatened to present such an order or petition, nor has any Shareholder made any composition with his creditors or requested a suspension of payment of his debts nor has any steps been taken in relation to any Shareholder in respect of any of the foregoing.

(e)
No Investigation or Inquiry To the best knowledge of any Group Member, no Group Member is the subject of any material investigation or inquiry that may have a material adverse effect on any Group Member, there are no facts which are likely to give rise to any such investigation or inquiry and none have received notice with respect to any such matter from the Tax authorities, administrative authorities of industry and commerce or labour and social security authorities.

Investment and Shareholders Agreement
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13. Directors and Employees
(a)	Employees
(i)
The list provided to the Investor and initialled on behalf of the Investor and the Company sets out a list of all Key Personnel and division managers of each Group Member showing, by reference to appropriate grades or categories, the remuneration payable and other principal benefits which each of such entities is bound to provide.

(ii)
All employment agreements, other undertakings or agreements, either orally or in writing, between each director and employee of each Group Member and such entities set out the confidentiality obligations, non-compete obligations and termination rights in relation to their employment with a Group Member.

(b)	Employment Agreements and Termination
(i)
Subject to any exception provided under applicable laws, there is not in existence any written or unwritten contract of employment with a director or an employee of any Group Member (or any contract or services with any person) which cannot be terminated by three (3) months’ notice or less without giving rise to a claim for damages or compensation (other than statutory payments on termination of employment).

(ii)
No outstanding liability has been incurred by any Group Member for breach of any contract of employment or for services or redundancy payments, protective awards, compensation for wrongful dismissal or unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employee or for any other liability accruing from the termination of any contract of employment or for services.

(iii)
No gratuitous payment has been made or benefit given (or promised to be made or given) by any Group Member in connection with the actual or proposed termination or suspension of employment, or variation of any contract of employment, of any present or former director or employee of any Group Member.

(c)	Compliance
(i)
Except in relation to the matters described in Schedule 13, each Group Member has in relation to each of its employees (and so far as relevant to each of its former employees) complied in all material respects with all statutes, regulations, codes of conduct, collective agreements, terms and conditions of employment, orders and awards relevant to their employment, conditions of service or to the relations between it and its employees (or former employees, as the case may be) or any recognised trade union.

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(ii)
Based on all gross wages and all compensation paid to all employees, each Group Member has complied with all applicable laws and regulations in declaring such wages and compensation to relevant Governmental Authorities, and in withholding and paying all Taxes to the relevant Governmental Authorities based on such wages and compensation paid to all its employees.

(iii)
To the best knowledge of each Group Member (as the case may be), there have been no violations, no breaches of confidentiality or non-compete (within his or her tenure) obligations by any of the Key Personnel or division managers of the Group Members.

(d)	Disputes

To the best knowledge of each Group Member (as the case may be), no dispute that may have a material adverse effect on any Group Member has arisen within the last two (2) years between any Group Member and a material number or category of its employees (or any trade union or labour union or other body representing all or any of such employees) and there are no present circumstances which are likely to give rise to any such dispute.

(e)	Incentive Schemes

No Group Member has in existence any share incentive scheme, share option scheme or profit sharing scheme other than bonus or commission for all or any of its directors or employees.
14. Disclosure
(a)
No Misrepresentation. No representation, warranty or statement by the parties (excluding the Investor) in this Agreement or any other Transaction Documents, or in any Schedule, statement or certificate furnished to the Investor pursuant to this Agreement or any other Transaction Document, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made herein, in light of the circumstances under which they were made, not misleading.

(b)
Full disclosure. To the best knowledge of the parties (excluding the Investor) there is no fact or circumstance relating to the Investor and which if disclosed might reasonably have been expected to influence the decision of the Investor to enter into the proposed transaction under this Agreement.

Investment and Shareholders Agreement
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SCHEDULE 3
Deed of Adherence
THIS DEED is made on the                      of                      200  _____  by [          ] (the Transferee/Subscriber).
This Deed Witnesses as follows:
1. The Transferee/Subscriber confirms that it has read a copy of an agreement dated  _____   _____  200  _____  made between (1) the Company and (2) the Investor and (3) certain persons (therein referred to as the Shareholders) (which agreement is herein referred to as the Investment Agreement) and hereby covenants to each of the persons referred to in Clause 2(a) to be bound by the Investment Agreement in all respects as if the Transferee/Subscriber were a party to the Investment Agreement as an Investor / Shareholder and to perform all the obligations imposed on such a party to the Investment Agreement, to be performed on, as on, or after the date hereof.
2. This Deed is made for the benefit of:
(a)	the parties to the Investment Agreement as at the date of the Investment Agreement; and
(b)
any other person or persons who may after the date of the Investment Agreement (and whether prior to or after the date hereof) assume any rights or obligations under the Investment Agreement and be permitted to do so by the terms thereof.

3. Save as expressly set out in the Investment Agreement, in favour in the Transferee/Subscriber none of the Company, Investor or the Shareholders:
(a)
makes any representations or warranty or assumes any responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Investment Agreement or any agreement entered into pursuant thereto;

(b)
makes any representation or warranty or assumes any responsibility with respect to the content of any information regarding the Company or any Group Member or otherwise related to the acquisition of shareholder instruments in the Company; or

(c)	assumes any responsibility for the financial condition of the Company or any Group Member or any other party to the Investment Agreement or any other document; or
(d)
assumes any responsibility for the performance and observance by the Company or any other party to the Investment Agreement or any other document (save as expressly provided therein) of the Investment Agreement or any other document, and any and all conditions and warranties, whether express or implied by law or otherwise, are to the extent legally possible excluded.
For the purposes of the Investment Agreement, the Transferee’s/Subscriber’s address and other details for notices shall be:
Address:
Fax number:

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For the attention of:
4. Words and expressions defined in the Investment Agreement shall bear the same meanings herein.
5. This Deed shall be governed by and construed in accordance with the laws of Hong Kong.
Duly Delivered as a Deed on the date and year first above written.

EXECUTED	)
and DELIVERED as a DEED by	)
[ ]	)
acting by two directors/a director and the secretary	)
[Execution block to be amended to reflect nature of party signing Deed of Adherence]

Investment and Shareholders Agreement
Execution Copy
SCHEDULE 4
Service Agreement

Investment and Shareholders Agreement
Execution Copy
SCHEDULE 5
Key Personnel

Name	Nationality	ID Number	Domicile	Title
Tien, Ting-Feng	Taiwan	A123446603

Investment and Shareholders Agreement
Execution Copy
SCHEDULE 6
Corporate Structure of the Group at Completion
(

Investment and Shareholders Agreement
Execution Copy
SCHEDULE 7
Restated Articles

Investment and Shareholders Agreement
Execution Copy
SCHEDULE 8
Limitations on Liability
1. Limitations not applicable if fraud etc. The limitations contained in paragraph 2 below shall not apply to any Claim to the extent that the Claim (or the delay in discovery of it) is the consequence of, or is increased as a consequence of, dishonest or deliberate mis-statement or concealment or other fraud by any of the parties giving the Warranties.
2. Matters disclosed or taken into account No party shall be liable for any Claim for breach of Warranty:
(a)	if and to the extent that the fact, matter, event or circumstance giving rise to such claim was fairly and specifically disclosed in the Disclosure Letter; or
(b)	if and to the extent the matter is specifically provided or reserved for (and not released prior to Completion) in the Last Accounts.
3. Limit in respect of Claims for Indemnities No Claim in respect of Indemnities may be made:
(a)	after the signature of the audit report on the Group’s audited consolidated financial statements in respect of the second full Financial Year after Completion; or
(b)	in respect of any amount in excess of the Consideration.

Investment and Shareholders Agreement
Execution Copy
SCHEDULE 9
Last Accounts

Investment and Shareholders Agreement
Execution Copy
SCHEDULE 10
(Cooperation Agreement as attached)